As filed with the Securities and Exchange Commission on May 25, 2000
                                                        Registration No. 333-
=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                             MICREL, INCORPORATED
            (Exact name of registrant as specified in its charter)

             California                               94-2526744
   (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)               Identification Number)

                              1849 Fortune Drive
                          San Jose, California  95131
                          (408) 570-8000
         (Address, including zip code, and telephone number, including area code, of registrar's principal executive offices)

                               Raymond D. Zinn
               Chairman, President and Chief Executive Officer
                              1849 Fortune Drive
                         San Jose, California  95131
                                (408) 944-0800
           (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                  Copies to:
                          Stephen J. Schrader, Esq.
                          Stephanie J. Millet, Esq.
                           Mary Anne Becking, Esq.
                           Morrison & Foerster LLP
                              755 Page Mill Road
                         Palo Alto, California 94304
                                (650) 813-5600

       Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

-----------------------------------------------------------------------------
                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
                                   Proposed        Proposed
  Title of                         maximum         maximum
 securities                        offering       aggregate       amount of
    to be       Amount to be       price per       offering      registration
 registered      registered         share           price              fee
------------   --------------   --------------   -------------   ------------
Common Stock,
 no par value      76,117          $ 64.625(1)  $ 4,919,061(1)   $ 1,298.63(1)
------------   --------------   --------------   -------------   ------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market on May 23, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said
Section 8(a), may determine.

=============================================================================

[The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

                  Subject to Completion, dated May 25, 2000
                                                                   Prospectus

                             Micrel, Incorporated


                        76,117 Shares of Common Stock

76,117 shares of our common stock were issued to certain former shareholders of Electronic Technology Corporation pursuant to the acquisition by us of Electronic Technology Corporation. Some of these shareholders may wish to sell these shares in the future, and this prospectus allows them to do so. We will not receive any of the proceeds from any sale of shares by these shareholders, but we have agreed to bear the expenses of registration of the shares by this prospectus.

                        Nasdaq National Market symbol:

                                     MCRL

The last sale price of the common stock on the Nasdaq National Market on May 23, 2000 was $ 59.5625 per share.
                       _______________________________

The shares registered hereby involve a high level of investment risk. You should invest only if you can afford a complete loss. See "Risk Factors" beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.
                       _______________________________

                                 May 25, 2000

                              TABLE OF CONTENTS


                                                                      Page
                                                                      ----

Available Information                                                   4

Incorporation of Certain Documents by Reference                         4

The Company                                                             5

Recent Events                                                           5

Use of Proceeds                                                         5

Risk Factors                                                            6

Selling Shareholders                                                   13

Plan of Distribution                                                   13

Experts                                                                14

Legal Matters                                                          14

No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offer described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by us or the selling shareholders. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or since the date of any documents incorporated herein by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                            AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including us, that file electronically with the Commission. In addition, the common stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

We have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (of which this prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by us under the Exchange Act with the Commission and are incorporated herein by reference:

a.   Our Annual Report on Form 10-K for the year ended December 31, 1999;

b.   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;
      and

c. The description of our common stock contained our Registration Statement on Form 8-A (File No. 0-25236).

Each document filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in the applicable prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Investor Relations, 1849 Fortune Drive, San Jose 95131, telephone number: (408) 944-0800.

                                 THE COMPANY

Micrel, Incorporated, or Micrel, designs, develops, manufactures and markets a range of high-performance analog power integrated circuits and mixed-signal and digital integrated circuits. We currently ship over 1,200 standard products and have derived the majority of our product revenue for the year ended December 31, 1999 from sales of standard analog integrated circuits for power management. These analog power circuits are used in a wide variety of electronic products, including those in the computer, telecommunications and industrial markets. In addition, we manufacture custom analog and mixed-signal circuits and provide wafer foundry services for a diverse range of customers who produce electronic systems for communications, consumer and military applications. With our acquisition of Synergy Semiconductor in November 1998, we broadened our standard product offerings to include high performance bipolar integrated circuits sold to customers within the communications, industrial and computing markets. Our product portfolio is comprised of more than 200 products including communication transceivers, clock generators, distribution/clock recovery circuits as well as high-speed logic and memory.

Continuing trends in the communications and computing markets have created increased demand for power analog circuits, which control, regulate, convert and route voltage and current in electronic systems. This demand for power analog circuits has been fueled by the tremendous growth of battery powered cellular telephones and computing devices and the emergence of lower voltage microprocessors and Personal Computer Memory Card International Association, commonly referred to as PCMCIA, standards for peripheral devices. Our standard analog products business is focused on addressing this demand for high-performance power analog circuits. We sell a wide range of regulators, references and switches designed for cellular telephones and laptop computers. We were one of the first companies to offer analog products for the PCMCIA Card and universal serial bus, or USB, market and believe that we currently provide a majority of the power analog circuits used in PC Card and USB systems. We also offer standard analog products that address other markets, including power supplies and industrial, defense, avionics, and automotive electronics.

Our standard mixed-signal and digital integrated circuits also experienced increased demand in 1999. These products are used primarily in the wide area network infrastructure and fiber optic communications marketplaces, both of which have grown significantly in recent years due to the expansion in capacity required in the Internet backbone.

In addition to standard analog and mixed signal products, we offer customers various combinations of design, process and foundry services. Through interaction with customers in our custom and foundry business, we have enhanced our design and process technology capabilities, which in turn provides engineering and marketing benefits to our standard products business.

We were incorporated in California in July 1978. References herein to "Micrel" or the "Company" refer to Micrel, Incorporated and its subsidiaries. We also do business as "Micrel Semiconductor." Our headquarters are located at 1849 Fortune Drive, San Jose, California 95131. Our telephone number is
(408) 944-0800.

                                RECENT EVENTS

Acquisition of Electronic Technology Corporation

Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, referred to in this prospectus as the Merger Agreement, dated as of April 4, 2000 between and among us, Electronic Technology Corporation, or ETC, and ETC Acquisition Sub, Inc., or Merger Sub, we completed the merger of Merger Sub, our wholly-owned subsidiary, with and into ETC. The transaction was accounted for using the pooling of interests method. As consideration for the transaction, .0969006 of a share of our common stock was issued for each outstanding share of ETC common stock, subject to adjustment for cash paid in lieu of fractional shares. We issued 76,117 shares of common stock in exchange for the outstanding shares of ETC common stock, subject to withholding of approximately 10% of these shares in escrow in accordance with certain conditions in the Merger Agreement. Outstanding options to acquire shares of ETC common stock were automatically converted into options to purchase our common stock at the same exchange ratio.

The shares of our common stock issued in this merger were issued pursuant to an exemption from registration under the Securities Act of 1993, as amended. In accordance with the Merger Agreement, we filed the registration statement of which this prospectus is a part to register shares of our common stock issued in connection with this merger.

                               USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares sold pursuant to this prospectus by the selling shareholders. We have agreed to bear certain expenses of registration of these shares under federal and state securities laws. The registration of these shares is intended to satisfy certain of our obligations under the Merger Agreement.

                                 RISK FACTORS

Investors should carefully consider the following risk factors in evaluating an investment in the common stock offered hereby. This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements in this prospectus and statements incorporated by reference into this prospectus, other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements contain words an be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Our actual results could differ materially from those projected, assumed or implied in these forward-looking statements because of risks and uncertainties, including risks and uncertainties described in the risk factors below and elsewhere in this prospectus. Micrel assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

Our operating results may fluctuate because of a number of factors, many of which are beyond our control.

If our operating results are below the expectations of public market analysts or investors, then the market price of our common stock could decline. Some of the factors that affect our quarterly and annual results, but which are difficult to control or predict are:

  -  the volume and timing of orders received;
  -  changes in the mix of products sold;
  -  market acceptance our products and our customers' products;
  -  competitive pricing pressures;
  - our ability to timely acquire and install capital equipment to expand manufacturing capacity to meet increasing demand;
  -  availability of production capacity at assembly subcontractors;
  -  our ability to introduce new products on a timely basis;
  - the timing of new product announcements and introductions by us or our competitors;
  -  the timing and extent of research and development expenses;
  -  fluctuations in manufacturing yields;
  -  cyclical semiconductor industry conditions;
  -  our ability to hire and retain key technical and management personnel;
  -  our access to advanced process technologies; and
  -  the timing and extent of process development costs.

Our stock price is volatile.

The market price of our common stock has fluctuated significantly to date. In the future, the market price of our common stock could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in:

  -  our anticipated or actual operating results;
  -  announcements or introductions of new products;
  -  technological innovations or setbacks by us or our competitors;
  - conditions in the semiconductor, telecommunications, data communications, ATE, high-speed computing or military markets;
  -  the commencement of litigation;

  -  changes in estimates of our performance by securities analysts; and
  -  announcements of merger or acquisition transactions.

In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many high technology companies, particularly semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may harm the market price of our common stock.

Our industry is highly competitive.

The semiconductor industry is highly competitive and subject to rapid technological change, price-erosion and increased international competition. Significant competitive factors include:

  -  product features;
  -  performance;
  -  price;
  -  timing of product introductions;
  -  emergence of new computer and communications standards; and
  -  quality and customer support.

Because the standard products market for integrated circuits is diverse and highly fragmented, we encounter different competitors in our various market areas. Most of these competitors have substantially greater technical, financial and marketing resources and greater name recognition than we do. Due to the increasing demands for integrated circuits, we expect intensified competition from existing integrated circuit suppliers and the entry of new competition. Increased competition could adversely affect our financial condition or results of operations. There can be no assurance that we will be able to compete successfully in either the standard products or custom and foundry products business in the future or that competitive pressures will not adversely affect our financial condition, results of operations, or cash flows.

Our current and prospective competitors include many large companies that have substantially greater marketing, financial, technical and manufacturing resources than we have.

Competition in the markets that we serve is primarily based on the price, performance and quality of products and the ability to deliver products in a timely fashion. Product qualification is typically a lengthy process and some prospective customers may be unwilling to invest the time or expense necessary to qualify suppliers like us. Further, customers may also be concerned about relying on a relatively small company for a critical sole-sourced component. To the extent we fail to overcome these challenges, there could be material and adverse effects on our business and financial results.

Our customers are concentrated, so the loss of one or more key customers could significantly reduce our revenues and profits.

Historically, a relatively small number of customers has accounted for a significant portion of our revenues in any particular period. However, we have no long-term volume purchase commitments from any of our major customers. We anticipate that sales of products to relatively few customers will continue to account for a significant portion of our revenues. If a significant customer overstocked our products, additional orders for our products could be harmed. A reduction, delay or cancellation of orders from one or more significant customers or the loss of one or more key customers could significantly reduce our order rates, revenues and profits. We cannot assure you that our current customers will continue to place orders with us, that orders by existing customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

Our product offering is concentrated and a reduction in demand for one of our significant products could reduce our revenues and results of operations.

We currently derive the majority of our product revenues from sales of standard analog and mixed-signal integrated circuits and we expect these products to continue to account for the majority of our revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for standard analog integrated and mixed-signal circuits, such as competition, product performance or technological change, could have a material adverse effect on our business and consolidated results of operations and financial condition.

Sales of our products are highly dependent on certain select end markets.

We currently sell a significant portion of our products in the computer and wireless handset markets. These markets are characterized by short product life cycles, rapidly changing customer demand, evolving and competing industry standards and seasonal demand trends. Additionally, there can be no assurance that these markets will continue to grow. If the markets for computers or wireless handsets that we serve fail to grow, or grow more slowly than we currently anticipate, or if we experience increased competition in these markets, our business, results of operations and financial condition will be adversely affected.

An important part of our strategy is to continue our focus on the market for high-speed communications integrated circuits, or ICs. If we are unable to penetrate these markets further, our revenues could stop growing and may decline.

Our markets frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. If our products are unable to support the new features or performance levels required by OEMs in these markets, we would likely lose business from existing or potential customers and would not have the opportunity to compete for new design wins until the next product transition. If we fail to develop products with required features or performance standards, or if we experience even a short delay in bringing a new product to market, or if our customers fail to achieve market acceptance of their products, our revenues could be significantly reduced for a substantial period of time.

A significant portion of our revenues in recent periods has been, and is expected to continue to be, derived from sales of products based on SONET, SDH and ATM transmission standards. If the communications market evolves to new standards, we may not be able to successfully design and manufacture new products that address the needs of our customers or gain substantial market acceptance. Although we have developed products for the Gigabit Ethernet and Fibre Channel communications standards, volume sales of these products are modest, and we may not be successful in addressing other market opportunities for products based on these standards.

If we do not successfully expand our manufacturing capacity on time, we may face serious capacity constraints.

We currently manufacture a majority of our integrated circuit products at our wafer fabrication facilities located in San Jose and Santa Clara, California, and we are currently expanding these facilities. We believe that when the expansion is completed we will be able to satisfy our production needs from these fabrication facilities through fiscal 2001, although this date may vary depending on, among other things, the strength of customer demand for our products. We will be required to hire, train and manage additional production personnel in order to increase production capacity as scheduled. In addition, to further expand our capacity to fabricate wafers using various processes, including advanced CMOS, we have entered into foundry agreements with third party wafer fabrication providers. We will have to design our products utilizing the fabrication processes at these foundries, qualify our products and then ramp our production volumes at these foundry fabrication facilities. If we cannot expand our capacity on a timely basis or successfully utilize our foundry arrangements, we could experience significant capacity constraints that could render us unable to meet customer demand or force us to spend more to meet demand. In addition, the depreciation and other expenses that we will incur in connection with the expansion of our manufacturing capacity may harm our gross margin in any future fiscal period.

We encounter risks associated with our international operations.

We have generated a substantial portion of our net revenues from export sales. We believe that a substantial portion of our future net revenues will depend on export sales to customers in international markets, including Asia. International markets are subject to a variety of risks, including changes in policy by foreign governments, social conditions such as civil unrest, and economic conditions including high levels of inflation, fluctuation in the value of foreign currencies and currency exchange rates and trade restrictions or prohibitions. In addition, we sell to domestic customers that do business worldwide and cannot predict how the businesses of these customers may be affected by economic conditions in Asia or elsewhere. Such factors could adversely affect our future revenues, financial condition, results of operations or cash flows.

Historically, we have not experienced significant individual product gross margin differences on export sales compared to domestic sales. However, as a result of the international market risks discussed above or other factors, there can be no assurance that we will not experience material gross margin fluctuations in the future, which could materially and adversely affect our business, financial condition, results of operations or cash flows.

Our international sales are primarily denominated in U.S. currency. Consequently, changes in exchange rates that strengthen the U.S. dollar could increase the price of our products in the local currencies of the foreign markets we serve. This would result in making our products relatively more expensive than our competitors' products that are denominated in local currencies, leading to a reduction in sales or profitability in those foreign markets. We have not taken any protective measures against exchange rate fluctuations, such as purchasing hedging instruments.

Our operating results substantially depend on manufacturing output and yields, which may not meet expectations.

We manufacture most of our semiconductors at our San Jose and Santa Clara, California fabrication facilities. Manufacturing semiconductors requires manufacturing tools which are unique to each product being produced. If one of these unique manufacturing tools was damaged or destroyed, then our ability to manufacture the related product would be impaired and our business would suffer until the tool was repaired or replaced. Additionally, the fabrication of integrated circuits is a highly complex and precise process. Small impurities, contaminants in the manufacturing environment, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer, manufacturing equipment failures, wafer breakage or other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be nonfunctional.

The ongoing expansion of the manufacturing capacity of our existing wafer fabrication facilities could increase the risk of contaminants in the facilities. In addition, many of these problems are difficult to diagnose, and are time consuming and expensive to remedy and can result in lower output and yields and shipment delays.

Because the majority of our costs of manufacturing are relatively fixed, output and yield decreases can result in substantially higher unit costs and may result in reduced gross profit and net income. In addition, output and yield decreases could force us to allocate available product supply among customers, which could potentially harm customer relationships.

Our dependence on third-party manufacturing and supply relationships increases the risk that we will not have an adequate supply of products to meet demand or that our cost of materials will be higher than expected.

We face many risks associated with our dependence upon third parties which manufacture, assemble or package certain of our products. These risks include:

  -  reduced control over our delivery schedules and quality;
  -  risks of inadequate manufacturing yields and excessive costs;
  -  the potential lack of adequate capacity during periods of excess demand;
  -  difficulties selecting and integrating new subcontractors;
  -  limited warranties on wafers or products supplied to us;
  -  potential increases in prices; and
  -  potential misappropriation of our intellectual property.

Any of these risks may lead to increased costs or delay delivery of our products, which would harm our profitability and customer relationships. We may encounter similar risks if we hire subcontractors to test our products in the future.

Additionally, wafer and product requirements typically represent a very small portion of the total production of the third-party foundries and outside assembly, testing and packaging contractors. As a result, we are subject to the risk that a foundry will cease production on an older or lower volume process that it uses to produce our parts. We cannot be certain our outside manufacturers will continue to devote resources to the production of our products or continue to advance the process design technologies on which the manufacturing of our products are based. Each of these events could increase our costs and harm our ability to deliver our products on time.

Our future success depends in part on the continued service of our key design engineering, sales, marketing and executive personnel and our ability to identify, hire and retain additional personnel.

There is intense competition for qualified personnel in the semiconductor industry, in particular design engineers, and we may not be able to continue to attract and train engineers or other qualified personnel necessary for the development of our business or to replace engineers or other qualified personnel who may leave our employ in the future. Our anticipated growth is expected to place increased demands on our resources and will likely require the addition of new management personnel and the development of additional expertise by existing management personnel. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to our product and process development programs.

Because our markets are subject to rapid technological change, our success depends heavily on our ability to develop and introduce new products.

The markets for our products are characterized by:

  -  rapidly changing technologies;
  -  evolving and competing industry standards;
  -  short product life cycles;
  -  changing customer needs;
  -  emerging competition;
  -  frequent new product introductions and enhancements;
  -  increased integration with other functions; and
  -  rapid product obsolescence.

To develop new products for the computer and communications markets, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to develop technical and design expertise. We must maintain close working relationships with key customers in order to develop new products that meet customers' changing needs. We also must respond to changing industry standards, trends towards increased integration and other technological changes on a timely and cost-effective basis. Further, if we fail to achieve design wins with our key customers or potential customers our business will face significant harm because once a customer designs a supplier's product into its system, the customer typically is reluctant to change its supply source because of the high costs associated with qualifying a new supplier.

Products for communications applications, as well as for computing applications, are based on industry standards that are continually evolving. Our ability to compete in the future will depend on our ability to identify and ensure compliance with these evolving industry standards. The emergence of new industry standards could render our products incompatible with products developed by major systems manufacturers. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we could miss opportunities to achieve crucial design wins. In addition, we may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense.

We may not be able to protect our intellectual property adequately, or we could be harmed by litigation involving our patents and proprietary rights.

Our future success depends in part upon our intellectual property, including patents, trade secrets, know-how and continuing technology innovation. There can be no assurance that the steps taken by us to protect our intellectual property will be adequate to prevent misappropriation or that others will not develop competitive technologies or products. There can be no assurance that any patent owned by us will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to us or that any of our pending or future patent applications will be issued with the scope of the claims sought by us, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents owned by us.

Additionally, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. There can be no assurance that existing claims or any other assertions or claims for indemnity resulting from infringement claims will not adversely affect our business, financial condition, results of operations, or cash flows.

We face risks associated with recent acquisitions and will face risks associated with any future acquisitions.

We have recently made three strategic acquisitions: Synergy Semiconductor in November 1998, Altos Semiconductor Inc. in December 1999 and Electronic Technology Corporation in April 2000. The risks involved with acquisitions include:

  -  diversion of management's attention;
  -  failure to retain key personnel;
  -  amortization of acquired intangible assets;
  - customer dissatisfaction or performance problems with the acquired company;
  - the cost associated with acquisitions and the integration of acquired operations; and
  -  assumption of unknown liabilities.

Any of these risks could materially harm our business, financial condition and results of operations. Additionally, there can be no assurance that any of the companies that we acquired or any business that we may acquire in the future will achieve anticipated revenues and operating results.

In addition, acquisitions accounted for using the pooling of interest methods of accounting are subject to rules established by the Financial Accounting Standards Board and the Securities and Exchange Commission. These rules are complex and the interpretation of them is subject to change. Additionally, the availability of pooling of interests accounting treatment for a business combination depends in part upon circumstances and events occurring after the acquisition. The failure of a past business combination or a future potential business combination that has been accounted for under the pooling of interests accounting method to qualify for this accounting treatment would materially harm our reported and future earnings and likely, the price of our common stock.

We are exploring alternatives for the further expansion of our manufacturing capacity which would likely occur after fiscal year 2001.

We are exploring alternatives for the further expansion of our manufacturing capacity which would likely occur after fiscal year 2001, including entering into strategic relationships to obtain additional capacity; building a new wafer fabrication facility; or purchasing a wafer fabrication facility. Any of these alternatives could require a significant investment by us. There can be no assurance that any of the alternatives for expansion of our manufacturing capacity will be available on a timely basis or that we will be able to manage our growth and effectively integrate our expansion into our current operations. Additionally, the cost of any investment we may have to make to expand our manufacturing capacity is expected to be funded through a combination of available cash, cash equivalents and short-term investments, cash from operations and additional debt, lease or equity financing. We may not be able to obtain the additional financing necessary to fund the construction and completion of the new manufacturing facility.

Expanding our current wafer fabrication facility, building a new wafer fabrication facility or purchasing a wafer fabrication facility also entails significant risks, including:

  -  shortages of materials and skilled labor;
  -  unforeseen environmental or engineering problems;
  -  work stoppages;
  -  weather interference; and
  -  unanticipated cost increases.

Any one of these risks could have a material adverse effect on the building, equipping and production start-up of a new facility or the expansion of our existing facilities. In addition, unexpected changes or concessions required by local, state or federal regulatory agencies with respect to necessary licenses, land use permits, site approvals and building permits could involve significant additional costs and delay the scheduled opening of the expansion of our facilities or a new facility and could reduce our anticipated revenues. Also, the timing of commencement of operation of our expanded facilities or a new facility will depend upon the availability, timely delivery, successful installation and testing of the necessary process equipment. As a result of the foregoing and other factors, our expanded or new facility may not be completed and in volume production within its current budget or within the period currently scheduled. Furthermore, we may be unable to achieve adequate manufacturing yields in our expanded facilities or a new facility in a timely manner, and our revenues may not increase commensurate with the anticipated increase in manufacturing capacity associated with these facilities. In addition, in the future, we may be required for competitive reasons to make additional capital investments in our existing wafer fabrication facilities or to accelerate the timing of the construction of a new wafer fabrication facility in order to expedite the manufacture of products based on more advanced manufacturing processes.

Periods of rapid growth and expansion could continue to place a significant strain on our limited personnel and other resources.

To manage expanded operations effectively, we will be required to continue to improve our operational, financial and management systems and to successfully hire, train, motivate and manage our employees. In addition, the integration of past and future potential acquisitions and the expansion of our manufacturing capacity will require significant additional management, technical and administrative resources. We cannot be certain that we will be able to manage our growth or effectively integrate the expansion of our current wafer fabrication facilities, or a new manufacturing facility, into our current operations.

Our ability to manufacture sufficient wafers to meet demand could be severely hampered by natural disasters.

Our existing wafer fabrication facilities are, and potential new wafer fabrication facilities may be, located in Northern California and these facilities may be subject to natural disasters such as earthquakes. A significant natural disaster, such as an earthquake, could have a material adverse impact on our business, financial condition and operating results.

We could incur substantial fines or litigation costs associated with our storage, use and disposal of hazardous materials.

We are subject to a variety of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process. Any failure to comply with present or future regulations could result in the imposition of fines, the suspension of production or a cessation of operations. In addition, these regulations could restrict our ability to expand our facilities at their present locations or construct or operate a new wafer fabrication facility or could require us to acquire costly equipment or incur other significant expenses to comply with environmental regulations or clean up prior discharges.

Our business could be impacted by year 2000 issues.

The Year 2000 issue refers to whether computer systems will properly recognize two-digit year values as the year 2000 versus the year 1900. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. During 1999, we implemented a Year 2000 project designed to identify and assess the risks associated with our information systems, products, operations and infrastructure, suppliers and customers that are not Year 2000 compliant, and to develop, implement and test remediation and contingency plans to mitigate these risks. To date, we have not experienced any significant disruptions related to the Year 2000 issue and have not been informed of any failures of our products related to the year 2000 issue.

The concentration of our capital stock ownership amongst insiders may limit your ability to influence corporate matters.

As of May 23, 2000, our officers and directors and their affiliates, in the aggregate, had voting control over approximately 28 percent of our voting common stock and such concentration of ownership may limit your ability to influence corporate matters. These shareholders acting together would be able to significantly influence matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. The voting power of our officers and directors under certain circumstances also could have the effect of delaying or preventing a change in control of Micrel.

                             SELLING SHAREHOLDERS

The following table provides the names of and the number of shares of common stock beneficially owned by each selling shareholder, and the number of shares of common stock beneficially owned by each selling shareholder upon completion of the offering or offerings pursuant to this prospectus, assuming each selling shareholder offers and sells all of its or his/her respective shares registered pursuant to the registration statement of which this prospectus is a part. Selling shareholders may, however, offer and sell all, or some or none of their shares. The respective donees, pledgees and transferees or other successors in interest of the selling shareholders may also sell the shares listed below as being held by the selling shareholders.

                                Beneficial      Percentage                   Beneficial     Percentage
                                 Ownership         Prior                     Ownership        After
                                 Prior to         to the       Offered       After the         the
                                 Offering        Offering      Number        Offering        Offering
--------------------------   ----------------   ----------               ----------------   ----------
                             Number of Shares        %       of Shares   Number of Shares        %
                             ----------------   ----------   ---------   ----------------   ----------

David J. Andersen                    4,069           *          4,069                0           *

William A. Burkland                 45,307           *         45,307                0           *

Jonathan S. McCalmont (1)            1,549           *            511            1,038           *

Gary J. Roling                      10,171           *         10,171                0           *

Katherine T. Vitzthum                1,040           *          1,040                0           *

Scott P. Yeager                     15,019           *        15,019                 0           *

* Less than 1%

(1) Includes 1,038 shares of our common stock issuable upon exercise of options that are exercisable within sixty days of this prospectus.



                             PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the holders of up to 76,117 shares of common stock. The shares were issued in connection with the Merger Agreement. This prospectus has been prepared in connection with registering the shares to allow for sales of shares by the applicable selling shareholders to the public in accordance with the terms of the Merger Agreement. We have registered the shares for sale pursuant to the terms of the Merger Agreement, but registration of such shares does not necessarily mean that any of such shares will be offered and sold by the holders thereof.

We will not receive any proceeds from the offering by the selling shareholders. The shares may be sold from time to time to purchasers directly by any of the selling shareholders, or donees, pledgees, transferees or other successors in interest thereof. Alternatively, the selling shareholders, or transferees thereof, may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling shareholders, or transferees thereof, and/or the purchasers of shares for whom they may act as agent. The selling shareholders, or transferees thereof, and any dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the selling shareholders, or transferees thereof, and any other required information. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate.

                                   EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated by reference in this Registration Statement from Micrel's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                LEGAL MATTERS

The validity of the issuance of the shares of common stock offered pursuant to this prospectus will be passed upon for us by Morrison & Foerster LLP, Palo Alto, California.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the common stock registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.

    Securities Act Registration Fee              $  1,300
    Printing and duplicating fees                  10,000
    Legal fees and expenses                        15,000
    Accounting fees and expenses                   12,000
    Miscellaneous expenses                          5,000
                                                 --------
       *Total                                    $ 43,300
</TABLE
*None of the expenses listed above will be borne by the selling shareholders.

Item 15.  Indemnification of Directors and Officers

Our Bylaws provide that we will indemnify its directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by California law. We are also empowered under our Bylaws to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into indemnification agreements with each of our directors and executive officers.

In addition, our Restated Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This provision in the Restated Articles of Incorporation does not eliminate a director's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief will remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omission not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of us or our shareholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper distributions to shareholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with our directors and certain of our executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was our director or officer or any of our affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16.  Exhibits

   5.1  -  Opinion of Morrison & Foerster LLP
  10.1  -  Agreement and Plan of Merger and Reorganization among Micrel,
            Incorporated, Electronic Technology Corporation and ETC
            Acquisition Sub, Inc., dated as of April 4, 2000
  23.1  -  Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
  23.2  -  Independent Auditors' Consent
  24.1  -  Power of Attorney (included on signature page hereto)

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the


                                      15

Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on May 25, 2000.

                                                 MICREL, INCORPORATED

                                                By:  /s/ Raymond D. Zinn
                                                ------------------------
                                                    Raymond D. Zinn
                                          President, Chief Executive Officer and
                                             Chairman of the Board of Directors

                                POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Raymond D. Zinn and Richard
D. Crowley, Jr. as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf the Registration Statement on Form S-3 in connection with the sale by Micrel, Incorporated of shares of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature                        Title                            Date


/s/ Raymond D. Zinn              President, Chief Executive       May 25, 2000
---------------------------      Officer and Chairman of the
Raymond D. Zinn                  Board of Directors (Principal
                                 Executive Officer)

/s/ Richard D. Crowley, Jr.      Vice President, Finance and      May 25, 2000
---------------------------      Chief Financial Officer
Richard D. Crowley, Jr.          (Principal Financial and
                                 Accounting Officer)

/s/ Warren H. Muller             Chief Technical Officer,         May 25, 2000
---------------------------      Secretary and Director
Warren H. Muller

/s/ George Kelly                 Director                         May 25, 2000
---------------------------
George Kelly

/s/ Dale L. Peterson             Director                         May 25, 2000
-------------------------
Dale L. Peterson

/s/ Larry L. Hansen              Director                         May 25, 2000
-------------------------
Larry L. Hansen

                               INDEX TO EXHIBITS


Exhibit
Number       Document

  5.1        Opinion of Morrison & Foerster LLP

 10.1        Agreement and Plan of Merger and Reorganization among
              Micrel, Incorporated, Electronic Technology Corporation and ETC Acquisition Sub, Inc., dated as of April 4, 2000

 23.1        Consent of Counsel (included in Exhibit 5.1)

 23.2        Independent Auditors' Consent

 25.1        Power of Attorney (included on signature page hereto)

                                                                 EXHIBIT 5.1

                      OPINION OF MORRISON & FOERSTER LLP

                                 May 25, 2000


Micrel, Incorporated
1849 Fortune Drive
San Jose, CA  95113
Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 filed by Micrel, Incorporated, a California corporation (the "Company"), with the Securities and Exchange Commission on May 25, 2000 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 76,117 shares of the Company's common stock, no par value (the "Stock"), being offered by certain selling shareholders specified therein (the "Selling Shareholders").

As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Shareholders in connection with the sale by the Selling Shareholders of up to 76,117 shares of Stock.

It is our opinion that the 76,117 shares of Stock that may be sold are legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.


                                        Very truly yours,

                                       /s/ Morrison & Foerster LLP

                                                            Exhibit 10.1

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 BY AND BETWEEN

                               MICREL INCORPORATED

                            ETC ACQUISITION SUB INC.

                        ELECTRONIC TECHNOLOGY CORPORATION

                                       AND

                                 GARY J. ROLING

                             AS SHAREHOLDERS' AGENT


                                  April 4, 2000

                                TABLE OF CONTENTS
                                                                          Page
ARTICLE I THE MERGER                                                        2
   1.1   The Merger.                                                        2
   1.2   Closing; Effective Time.                                           2
   1.3   Effect of the Merger.                                              2
   1.4   Articles of Incorporation; Bylaws.                                 2
   1.5   Directors and Officers.                                            3
   1.6   Effect on Capital Stock.                                           3
   1.7   Surrender of Certificates.                                         5
   1.8   No Further Ownership Rights in ETC Capital Stock.                  7
   1.9   Tax and Accounting Consequences.                                   8
   1.10  Exemption from Registration.                                       8
   1.11  Taking of Necessary Action; Further Action                         8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF ETC                            8
   2.1   Organization, Standing and Power.                                  9
   2.2   Capital Structure.                                                 9
   2.3   Authority.                                                        10
   2.4   Financial Statements.                                             11
   2.5   Absence of Certain Changes.                                       11
   2.6   Absence of Undisclosed Liabilities.                               11
   2.7   Litigation.                                                       12
   2.8   Restrictions on Business Activities.                              12
   2.9   Governmental Authorization.                                       12
   2.10  Title to Personal Property.                                       12
   2.11  Intellectual Property.                                            13
   2.12  Environmental Matters.                                            14
   2.13  Taxes.                                                            15
   2.14  Employee Benefit Plans.                                           17
   2.15  Certain Agreements Affected by the Merger.                        19
   2.16  Employee Matters.                                                 19
   2.17  Interested Party Transactions.                                    20
   2.18  Insurance.                                                        20
   2.19  Compliance With Laws.                                             20
   2.20  Minute Books.                                                     21
   2.21  Complete Copies of Materials.                                     21
   2.22  Brokers' and Finders' Fees.                                       21
   2.23  Shareholder Agreements; Irrevocable Proxies.                      21
   2.24  Vote Required.                                                    21
   2.25  Board Approval.                                                   21

   2.26  Inventory.                                                        22
   2.27  Accounts Receivable.                                              22
   2.28  Customers and Suppliers.                                          22
   2.29  Material Contracts.                                               23
   2.30  No Breach of Material Contracts.                                  23
   2.31  Material Third Party Consents.                                    24
   2.32  Real Property.                                                    24
   2.33  Product Releases.                                                 25
   2.34  Year 2000.                                                        25
   2.35  Information Statement.                                            25
   2.36  Accounting and Tax Matters.                                       26
   2.37  Export Control Laws.                                              26
   2.38  Representations Complete.                                         26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MICREL AND MERGER SUB        27
   3.1   Organization, Standing and Power.                                 27
   3.2   Capital Structure.                                                27
   3.3   Authority.                                                        27
   3.4   SEC Documents; Financial Statements.                              28
   3.5   Litigation.                                                       28
   3.6   Complete Copies of Materials.                                     29
   3.7   Broker's and Finders' Fees.                                       29
   3.8   Representations Complete.                                         29

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME                             29
   4.1   Conduct of Business of ETC.                                       29
   4.2   Restriction on Conduct of Business of ETC.                        30
   4.3   No Solicitation.                                                  32

ARTICLE V ADDITIONAL AGREEMENTS                                            33
   5.1   Information Statement.                                            33
   5.2   Meeting of Shareholders.                                          33
   5.3   Access to Information.                                            33
   5.4   Confidentiality.                                                  34
   5.5   Public Disclosure.                                                34
   5.6   Consents; Cooperation.                                            34
   5.7   Shareholder Voting Agreement and Proxies; Shareholder
          Representation Agreement.                                        35
   5.8   Legal Requirements.                                               36
   5.9   Blue Sky Laws.                                                    36
   5.10  Employee Benefit Plans.                                           36
   5.11  Escrow Agreement.                                                 37

   5.12  Form S-8.                                                         37
   5.13  Listing of Additional Shares.                                     38
   5.14  Employees and Non-Compete Agreements.                             38
   5.15  Expenses.                                                         38
   5.16  Treatment as Reorganization.                                      38
   5.17  Best Efforts and Further Assurances.                              38
   5.18  Pooling Accounting.                                               39
   5.19  Pooling Letter.                                                   39
   5.20  Notices.                                                          39
   5.21  Real Property and Title Matters.                                  39
   5.22  Shareholder Waivers and Terminations.                             40

ARTICLE VI CONDITIONS TO THE MERGER                                        41
   6.1   Conditions to Obligations of Each Party to Effect the Merger.     41
   6.2   Additional Conditions to Obligations of ETC.                      42
   6.3   Additional Conditions to the Obligations of Micrel.               42

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER                              44
   7.1   Termination.                                                      44
   7.2   Effect of Termination.                                            45
   7.3   Amendment.                                                        46
   7.4   Extension; Waiver.                                                46

ARTICLE VIII ESCROW AND INDEMNIFICATION                                    46
   8.1   Escrow Fund.                                                      46
   8.2   Indemnification.                                                  46
   8.3   Payment for Micrel Damages.                                       48
   8.4   Escrow Period.                                                    48
   8.5   Claims upon Escrow Fund.                                          48
   8.6   Objections to Claims.                                             48
   8.7   Resolution of Conflicts; Arbitration.                             49
   8.8   Shareholders' Agent.                                              50
   8.9   Actions of the Shareholders' Agent.                               51
   8.10  Third-Party Claims.                                               51
   8.11  Voting Rights and Cash Distributions With Respect to
          Escrow Shares.                                                   51

ARTICLE IX GENERAL PROVISIONS                                              51
   9.1   Non-Survival at Effective Time.                                   51
   9.2   Notices.                                                          52
   9.3   Interpretation.                                                   53
   9.4   Counterparts; Facsimile Delivery.                                 53
   9.5   Entire Agreement; Nonassignability; Parties in Interest.          54
   9.6   Severability.                                                     54

   9.7   Remedies Cumulative.                                              54
   9.8   Governing Law.                                                    54
   9.9   Rules of Construction.                                            54


SCHEDULES

Schedule 2.1   -   ETC Equity Interests
Schedule 2.2   -   ETC Securityholders
Schedule 2.3   -   Authority
Schedule 2.4      ETC Financial Statements
Schedule 2.5   -   Absence of Certain Changes
Schedule 2.6   -   Undisclosed Liabilities
Schedule 2.7   -   ETC Litigation
Schedule 2.8   -   Restrictions on Business Activities
Schedule 2.9   -   Governmental Authorizations
Schedule 2.10   -   ETC Assets
Schedule 2.11   -   ETC Intellectual Property
Schedule 2.12   -   Environmental Matters
Schedule 2.13      ETC Tax Returns
Schedule 2.14   -   ETC Employee Plans
Schedule 2.15   -   Certain Agreements Affected By the Merger
Schedule 2.16   -   Employee Matters
Schedule 2.17   -   Interested Party Transactions
Schedule 2.18   -   Insurance
Schedule 2.26   -   Inventory
Schedule 2.27   -   Accounts Receivable
Schedule 2.28   -   Customers and Suppliers
Schedule 2.29   -   List of Material Contracts
Schedule 2.31   -   Material Third Party Consents
Schedule 2.32   -   Owned Real Property
Schedule 2.33   -   Product Releases
Schedule 2.37   -   Export Control Laws
Schedule 5.7   -   List of Affiliates
Schedule 5.10   -   Holders of Outstanding ETC Options
Schedule 5.12(a)   -   S-8 Participants
Schedule 5.12(b)   -   Ineligible S-8 Participants
Schedule 5.14   -   List of Persons Entering Into Non-Competition Agreements

EXHIBITS
Exhibit A      -   Articles of Merger
Exhibit B      -   Shareholder Voting Agreement
Exhibit C      -   Confidentiality Agreement
Exhibit D      -   Shareholder Representation Agreement
Exhibit E      -   Escrow Agreement
Exhibit F      -   Non-Competition and Non-Disclosure Agreement
Exhibit G      -   ETC's Legal Opinion
Exhibit H      -   FIRPTA Notice
Exhibit I      -   IRS Notice
Exhibit J         ETC Disclosure Schedule
Exhibit K         Release and Waiver and Consent to Assumption of ETC Stock
                  Option Plans

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


   THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made as of April 4, 2000 (the "Execution Date") by and among MICREL, INCORPORATED, a California corporation ("Micrel"), ETC ACQUISITION SUB, INC., an Iowa corporation ("Merger Sub"), ELECTRONIC TECHNOLOGY CORPORATION, an Iowa corporation ("ETC"), and Gary J. Roling as Shareholders' Agent (as defined in Section 8.8).

                                    RECITALS

   A. The Boards of Directors of Micrel, Merger Sub and ETC each have determined that the acquisition of ETC by Micrel through the merger of Merger Sub with and into ETC pursuant to the terms and subject to the conditions set forth herein (the "Merger") is in the best interests of their respective companies and shareholders.

   B.   Merger Sub is a wholly-owned subsidiary of Micrel.

   C. Pursuant to the Merger, among other things, each outstanding share of capital stock of ETC ("ETC Capital Stock") shall be converted into shares of common stock of Micrel, at the rate set forth herein.

   D. ETC and Micrel desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

   E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

   F. The parties intend that for financial accounting purposes the Merger shall be accounted for as a pooling-of-interests.

   G. As an inducement to Micrel to enter into this Agreement, the officers and directors and certain of the shareholders of ETC have previously entered into an agreement to vote the shares of ETC's Capital Stock owned by such person to approve the Merger.

   NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER
   1.1    The Merger.

  Subject to and in accordance with the terms and conditions set forth in this Agreement, at the "Effective Time" (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into ETC, which shall be the surviving corporation (the "Surviving Corporation") in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain "Electronic Technology Corporation." The Merger shall have the effects set forth in the applicable provisions of the Iowa Business Corporation Act ("Iowa Law").

   1.2    Closing; Effective Time.

  The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the articles of merger, in the form attached hereto as Exhibit A (the "Articles of Merger"), together with the required officers' certificates, with the Secretary of State of the State of Iowa, in accordance with the relevant provisions of Iowa Law (the time of such filing with the Secretary of State of Iowa being the "Effective Time").

   1.3    Effect of the Merger.

  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Iowa Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of ETC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ETC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
   1.4    Articles of Incorporation; Bylaws.

      (a) At the Effective Time, the Articles of Incorporation of ETC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Iowa Law and such Articles of Incorporation; provided that such Articles of Incorporation shall be amended and restated as of the Effective Time in form and substance reasonably satisfactory to Micrel.

      (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5    Directors and Officers.

  At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

   1.6    Effect on Capital Stock.

      (a) Definitions.

            ETC Common Stock shall mean shares of the common stock of ETC.

            ETC Options shall mean any and all options, warrants, rights or other convertible securities to purchase or otherwise acquire shares of ETC Common Stock, whether or not presently exercisable or subject to additional conditions prior to exercise.
            Exchange Ratio shall mean a number equal to the quotient obtained by dividing (i) the Total Consideration by (ii) the Total Outstanding Shares.
            Micrel Common Stock shall mean unregistered shares of the common stock of Micrel, no par value.
            Micrel Stock Price shall mean the average of the closing prices for a share of Micrel Common Stock as quoted on the Nasdaq Stock Market for the ten (10) trading days immediately preceding and ending on the trading day that is one (1) calendar day prior to the Execution Date.
            Total Consideration shall mean that number of unregistered shares of Micrel Common Stock obtained by dividing (i) $8,618,095 by (ii) the Micrel Stock Price.
            Total Outstanding Shares shall mean the aggregate number of shares of ETC Common Stock outstanding immediately prior to the Effective Time, assuming exercise or conversion of all ETC Options.

      (b) Conversion of ETC Capital Stock.  By virtue of the
Merger and without any action on the part of Micrel, ETC, Merger Sub or the holders of any of ETC's securities, at the Effective Time, each share of ETC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares cancelled pursuant to Section 1.6(c) and excluding any Dissenting Shares (as defined in Section 1.6(g) below)) will be cancelled and extinguished and automatically converted into the right to receive that number of shares of (or fraction thereof) Micrel Common Stock equal to the Exchange Ratio; provided that the maximum number of shares of Micrel Common Stock to be issued (including Micrel Common Stock to be reserved for issuance upon exercise of ETC Options assumed by Micrel) in exchange for the acquisition by Micrel of all outstanding ETC Capital Stock and all unexpired and unexercised outstanding options and warrants to acquire ETC Capital Stock shall not be more than $8,618,095 divided by the Micrel Stock Price, reduced as a result of any Dissenting Shares (as defined below). No adjustment shall be made in the number of shares of Micrel Common Stock issued in the Merger as a result of (x) any increase or decrease in the market price of Micrel Common Stock prior to the Effective Time, or (y) any cash proceeds received by ETC from the date hereof to the Closing Date pursuant to the exercise of currently outstanding ETC Options.

      (c) Cancellation of ETC Capital Stock Owned by ETC. At the Effective Time, all shares of ETC Capital Stock that are owned by ETC shall be cancelled and extinguished without any conversion thereof.

      (d) ETC Stock Option Plans.  At the Effective Time, ETC's
1997 Stock Incentive Plan, Incentive Stock Option Plan of 1996 and Incentive

Stock Option Plan of 1995 (the "ETC Stock Option Plans") and all ETC Options then outstanding under the ETC Stock Option Plans shall be assumed by Micrel in accordance with Section 5.10.

      (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Micrel Common Stock or ETC Capital Stock), reorganization, recapitalization or other like change with respect to Micrel Common Stock or ETC Capital Stock occurring after the date hereof and prior to the Effective Time.

      (f) Fractional Shares.  No fraction of a share of Micrel
Common Stock will be issued, but in lieu thereof each holder of shares of ETC Capital Stock who would otherwise be entitled to a fraction of a share of Micrel Common Stock (after aggregating all fractional shares of Micrel Common Stock to be received by such holder) shall receive from Micrel an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Micrel Stock Price, less any amount required to be withheld under foreign, federal, state or local tax laws.

      (g) Dissenters' Rights. Notwithstanding any provisions of this Agreement to the contrary, any shares of ETC Common Stock held by a holder who has exercised such holder's dissenters' rights in accordance with Iowa Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration described in Section 3.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Iowa Law. Notwithstanding the above, if any holder of shares of ETC Common Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights pursuant to Iowa Law, then, as of the Effective Time or the occurrence of such withdrawal or loss event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration described in Section 1.6(b) hereof upon surrender of the applicable certificates as provided herein. ETC agrees that, except with the prior written consent of Micrel, or as required under Iowa Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of Iowa Law, becomes entitled to payment of the fair value for shares of ETC Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Micrel shall issue and deliver, upon surrender by such shareholder of the certificate or certificates representing shares of ETC Capital Stock, the number of shares of Micrel Common Stock to which such shareholder would otherwise be entitled under this
Section 1.6 and the Articles of Merger less the number of shares allocable to such shareholder that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Micrel Common Stock pursuant to Section 1.7(c) and Article VIII hereof.

      (h) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7    Surrender of Certificates.

      (a) Exchange Agent.  Micrel's transfer agent, ChaseMellon
Shareholder Services, shall act as exchange agent (the "Exchange Agent") in the Merger.

      (b) Micrel to Provide Common Stock and Cash. Promptly after the Effective Time, Micrel shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Micrel may adopt, (i) the shares of Micrel Common Stock issuable pursuant to Section 1.6(b) (provided that delivery of any shares that are subject to vesting shall be in book entry form only until such vesting restrictions have lapsed) in exchange for shares of ETC Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Micrel Common Stock equal to ten percent (10%) of the Total Consideration to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f), less any amount required to be withheld from such cash under foreign, federal, state or local tax laws.

      (c) Exchange Procedures.

         (i) Promptly after the Effective Time, the
Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of ETC Capital Stock, whose shares were converted into the right to receive shares of Micrel Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld under foreign, federal, state or local tax laws) pursuant to Section 1.6, (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Micrel may reasonably specify), and
(2) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Micrel Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws).

         (ii) Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Micrel, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Micrel Common Stock less the number of shares of Micrel Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be cancelled.

         (iii) As soon as practicable after the Effective
Time, and subject to and in accordance with the provisions of Article VIII hereof, Micrel shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing ten percent (10%) of the shares of Micrel Common Stock issued in the Merger (the "Escrow Shares") which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section
1.7. The Escrow Shares shall be vested shares not subject to any repurchase rights, shall be held in escrow and shall be available to compensate Micrel for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

         (iv) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such shareholder's ETC Capital Stock are converted on the Effective Date and/or a check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive pursuant to
Section 1.6 to be delivered to such shareholder. When authorizing such issuance in exchange therefor, Micrel and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Micrel and/or the Exchange Agent a reasonable form of indemnity, as it shall direct, against any claim that may be made against Micrel or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

         (v) If any new certificate is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the shareholder requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of new certificate in a name other than that of the registered holder of the Certificate surrendered, or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Micrel Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Micrel Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Micrel Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Micrel Common Stock.

      (e) Transfers of Ownership. If any certificate for shares of Micrel Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Micrel or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Micrel Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Micrel or any agent designated by it that such tax has been paid or is not payable.

      (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (g) Dissenting Shares.  The provisions of this Section
1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Micrel under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Micrel Common Stock and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.6 hereof.

1.8    No Further Ownership Rights in ETC Capital Stock.

  All shares of Micrel Common Stock issued upon the surrender for exchange of shares of ETC Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ETC Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of ETC Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.9    Tax and Accounting Consequences.

  It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368 of the Code and (b) qualify for accounting treatment as a pooling-of-interests.

1.10 Exemption from Registration.

  The shares of Micrel Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of
Section 4(2) thereof. Micrel shall use commercially reasonable efforts to prepare and file, as promptly as practicable, and, in any event, within forty-five (45) business days following the Closing, a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") covering the resale of such shares of Micrel Common Stock issued in connection with the Merger and Micrel shall use commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable after filing and to keep such Registration Statement effective until two (2) years after the Effective Time. Micrel's obligations in the preceding sentence are subject to the condition that the holders of ETC Capital Stock provide Micrel promptly, but in no event more than five (5) business days after the Closing, all information relating to them for inclusion in the Registration Statement.

1.11 Taking of Necessary Action; Further Action

  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the

Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ETC, the officers and directors of ETC, Micrel and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF ETC

   In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, prospects, operations or results of operations of such entity and its subsidiaries, taken as a whole.

   In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers and directors and provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

   Except as disclosed in a document of even date herewith attached as Exhibit J to this Agreement and delivered by ETC to Micrel prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the "ETC Disclosure Schedule"), ETC represents and warrants to Micrel as follows:

2.1    Organization, Standing and Power.

  ETC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. ETC has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on ETC. ETC has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of ETC, each as amended to date, to Micrel. ETC is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Except as set forth on Schedule 2.1 to the ETC Disclosure Schedule, ETC does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

2.2    Capital Structure.

  The authorized capital stock of ETC consists of 2,000,000 shares of Common Stock, no par value, of which 785,547 shares are issued and outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the ETC Stock Option Plans. Attached to or as set forth in
Schedule 2.2 to the ETC Disclosure Schedule is a true and correct list of ETC's shareholders and any persons with rights to acquire ETC securities, which list will be promptly updated from time to time prior to Closing to reflect any changes thereto (which changes are in any event subject to the restrictions imposed under Section 4.2 below). All outstanding shares of ETC Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and, except as disclosed on Schedule 2.2 hereof, are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of ETC or any agreement to which ETC is a party or by which it is bound. ETC has reserved 86,000 shares of Common Stock for issuance to employees and consultants pursuant to the ETC Stock Option Plans, of which 5,280 shares have been issued pursuant to option exercises or direct stock purchases, 67,970 shares are subject to outstanding, unexercised options, and 12,750 shares are available for issuance thereunder. Except for (i) the rights created pursuant to this Agreement and (ii) ETC's right to repurchase any unvested shares under the ETC Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which ETC is a party or by which it is bound, obligating ETC to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of ETC or obligating ETC to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement and the agreements set forth on Schedule 2.2 to the ETC Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of ETC Capital Stock (i) between or among ETC and any of its securityholders and (ii) to ETC's knowledge, between or among any of ETC's securityholders. As of the Effective Time, the current holders of ETC Options shall have consented to the assumption of the ETC Stock Option Plans and the ETC Options and the substitution of options to purchase Micrel Common Stock as provided for in this Agreement. Except as set forth on
Schedule 2.2, none of the outstanding options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under the ETC Stock Option Plans have been provided to Micrel and such agreements and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein, there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Micrel. All outstanding shares of ETC Capital Stock were issued in compliance with all applicable federal and state securities laws.

2.3    Authority.

  ETC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ETC. This Agreement has been duly executed and delivered by ETC and constitutes the valid and binding obligation of ETC enforceable against ETC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. Except as disclosed on

Schedule 2.3, the execution and delivery of this Agreement by ETC does not, and the execution of the agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of ETC, as amended, or
(ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ETC or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to ETC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Articles of Merger, together with the required officers' certificates, as provided in
Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on ETC and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

2.4    Financial Statements.

  ETC has delivered to Micrel its unaudited financial statements as at and for the twelve-month periods ended December 31, 1998 and December 31, 1999 (balance sheet and statement of income) (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, except that the Financial Statements do not have notes thereto, applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements were complete and correct in all material respects as of their respective dates, and fairly present the financial condition and operating results of ETC as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.
ETC maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with generally accepted accounting principles.

2.5    Absence of Certain Changes.

  Except as disclosed on Schedule 2.5, since December 31, 1999 (the "ETC Balance Sheet Date"), ETC has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to ETC; (ii) any acquisition, sale or transfer of any material asset of ETC;
(iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by ETC or any revaluation by ETC of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of ETC, or any direct or indirect redemption, purchase or other acquisition by ETC of any of its shares of capital stock, other than repurchases of stock as a result of termination of employees in accordance with the ETC Stock Option Plans; (v) any material contract entered into by ETC, or any material amendment or termination of, or default under, any material contract to which ETC is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of ETC; (vii) any increase in or modification of the compensation or benefits payable or to become payable by ETC to any of its directors or employees or (viii) any negotiation or agreement by ETC to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Micrel and its representatives regarding the transactions contemplated by this Agreement).

2.6    Absence of Undisclosed Liabilities.

  ETC has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of December 31, 1999 (the "ETC Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the ETC Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the ETC Balance Sheet Date and consistent with past practice; (iv) those incurred in connection with the execution of this Agreement; and (v) those disclosed on Schedule 2.6.

2.7    Litigation.

  Except as set forth in Schedule 2.7 of the ETC Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of ETC, threatened against ETC or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against ETC, or, to the knowledge of ETC, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on ETC. Schedule 2.7 of the ETC Disclosure Schedule also lists all litigation that ETC has pending against other parties.

2.8    Restrictions on Business Activities.

  Except as disclosed on Schedule 2.8, ETC is not a party to, nor does ETC have any knowledge of, any agreement, judgment, injunction, order or decree binding upon ETC which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of ETC, any acquisition of property by ETC or the conduct of business by ETC as currently conducted or as proposed to be conducted by ETC.

2.9    Governmental Authorization.

  Except as disclosed on Schedule 2.9, ETC has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which ETC currently operates or holds any interest in any of its properties or (ii) that is required for the operation of ETC's business or the holding of any such interest ((i) and (ii) herein collectively called "ETC Authorizations"), and all of such ETC Authorizations are in full force and effect, except where the failure to obtain or have any such ETC Authorizations could not reasonably be expected to have a Material Adverse Effect on ETC.

2.10 Title to Personal Property.

  ETC has good and marketable title to all of its personal properties, interests in personal properties and assets, reflected in the ETC Balance Sheet or acquired after the ETC Balance Sheet Date, which assets are listed on Schedule 2.10 (except properties, interests in properties and assets sold or otherwise disposed of since the ETC Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the ETC Balance Sheet. The plants, property and equipment of ETC that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of ETC are reflected in the ETC Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.

2.11 Intellectual Property.

      (a) ETC owns, licenses or has valid and marketable title in and rights to all the U.S. or foreign patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, domain name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered and whether or not relating to a published work), copyright registration application, maskwork, maskwork registration application, trade secret, know how, rights in data or databases, invention, or other proprietary right, all licenses, sublicenses and agreements related to the foregoing, and any other intellectual property right or intangible asset ("Intellectual Property") that are used, proposed to be used, or necessary for the conduct of the business of ETC as currently conducted or as proposed to be conducted by ETC, free and clear of all liens and encumbrances. Except as disclosed on Schedule 2.11, ETC has not (i) licensed any of its Intellectual Property in source code form to any party; (ii) entered into any exclusive agreements relating to its Intellectual Property with any party; or
(iii) entered into any source code escrow agreements. The source code and system documentation relating to any software included in the Intellectual Property have at all times been maintained in confidence and have been disclosed only to employees and consultants having a "need to know" of the contents thereof in connection with their duties to ETC. Such employees and consultants have executed appropriate confidentiality agreements in connection therewith.

      (b) Schedule 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which ETC is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which ETC is a party and pursuant to which ETC is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any ETC product.

      (c) To the knowledge of ETC, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of ETC, or any Third Party Intellectual Property Rights, by any third party, including any employee or former employee of ETC. Except as disclosed on Schedule 2.11, ETC has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

      (d) ETC is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement to which it is a party relating to the Intellectual Property or Third Party Intellectual Property Rights.

      (e) All patents, registered trademarks, service marks and copyrights held by ETC are valid and subsisting. Except as disclosed on
Schedule 2.11, ETC has conducted its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property rights of others. To the knowledge of ETC and except as disclosed on Schedule 2.11, ETC is not infringing and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Intellectual Property or other proprietary right owned or used by any other person or third party. ETC has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. To the knowledge of ETC and except as disclosed on Schedule 2.11, the manufacturing, marketing, licensing or sale of ETC's products do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. ETC has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

      (f) ETC has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that ETC does not already own by operation of law.

      (g) ETC has taken necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by ETC by or to a third party has been pursuant to the terms of a written agreement between ETC and such third party. All use, disclosure or appropriation of Confidential Information not owned by ETC has been pursuant to the terms of a written agreement between ETC and the owner of such Confidential Information, or is otherwise lawful.

      (h) Except as set forth on Schedule 2.11 of the Disclosure Schedule, ETC knows of no actions that must be taken by ETC within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Patent and Trademark Office office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

2.12 Environmental Matters.

      (a) The following terms shall be defined as follows:

         (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

         (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

         (iii) "Property" shall mean all real property owned by ETC currently, including the ETC Property, (as defined in Section 2.32).

         (iv) "Facilities" shall mean all buildings and improvements on the Property of ETC.

      (b) ETC represents and warrants as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; and
(iii) ETC has received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) ETC is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date;
(vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and ETC's uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) ETC has all the permits and licenses required to be issued under Federal, State or local laws regarding Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits. Schedule 2.12 discloses the Phase I study conducted at the Facilities from December 29, 1997 to January 16, 1998.

2.13 Taxes.

      (a) ETC has timely filed all Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by ETC with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in its Financial Statements. ETC has no material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of ETC, other than liens for Taxes not yet due and payable.

      (b) Schedule 2.13 of the ETC Disclosure Schedule lists all Tax Returns filed by ETC for taxable periods ending on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are subject of audit. ETC has delivered or made available to Micrel correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by ETC since its inception. ETC has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

      (c) ETC is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. ETC is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

      (d) ETC is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

      (e) ETC has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. ETC has not filed or will not file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to ETC. ETC has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. ETC is not currently and has not been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

      (f) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

      (g) ETC has had in effect at all times since December 28, 1996 through the date immediately preceding the Effective Time a valid election under Section 1361 of the Code (and any predecessor provision and any similar provision of applicable state, local or other Tax law). ETC has not incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable state, local or other Tax law).

2.14 Employee Benefit Plans.

      (a) Schedule 2.14 lists, with respect to ETC and any trade or business (whether or not incorporated) which is treated as a single employer with ETC (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of ETC and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of ETC of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of ETC (together, the "ETC Employee Plans").

      (b) ETC has furnished to Micrel a copy of each of the ETC
Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each ETC Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. Any ETC Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. ETC has also furnished Micrel with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such ETC Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any ETC Employee Plan subject to Code Section 401(a). ETC has also furnished Micrel with all registration statements and prospectuses prepared in connection with each ETC Employee Plan. Any ETC Employee Plan that is intended to be a simplified employee pension plan or program has been established and maintained in a manner that entitles those employees' individual retirement accounts to which ETC has made contributions to the benefits of Section 408(k) of the Code.

      (c) (i) None of the ETC Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any ETC Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on ETC; (iii) each ETC Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on ETC, and ETC or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the ETC Employee Plans; (iv) neither ETC nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the ETC Employee Plans; (v) all material contributions required to be made by ETC or ERISA Affiliate to any ETC Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each ETC Employee Plan for the current plan years; (vi) with respect to each ETC Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no ETC Employee Plan is covered by, and neither ETC nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each ETC Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Micrel (other than ordinary administrative expenses typically incurred in a termination event). With respect to each ETC Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, ETC has prepared in good faith and timely filed all requisite governmental reports

(which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such ETC Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of ETC is threatened, against or with respect to any such ETC Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by ETC to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

      (d) With respect to each ETC Employee Plan, ETC has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on ETC, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on ETC, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on ETC.

      (e) There has been no amendment to, written interpretation or announcement (whether or not written) by ETC, any ERISA Affiliate relating to, or change in participation or coverage under, any ETC Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in ETC's financial statements.

      (f) ETC does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.

      (g) Neither ETC nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

      (h) Neither ETC nor any ERISA Affiliate has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA.

2.15 Certain Agreements Affected by the Merger.

  Except as disclosed on Schedule 2.15, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, agent or employee of ETC or any other third party,
(ii) materially increase any benefits otherwise payable by ETC, or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required under Code Section 411(d)(3).

2.16 Employee Matters.

  ETC is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. ETC has withheld all amounts required by law or by agreement to be withheld from wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. ETC is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as disclosed on Schedule 2.16, there are no pending claims against ETC under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of ETC, threatened, between ETC and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. ETC is not a party to any collective bargaining agreement or other labor union contract nor does ETC know of any activities or proceedings of any labor union or organize any such employees. To ETC's knowledge, no employees of ETC are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by ETC because of the nature of the business conducted or presently proposed to be conducted by ETC or to the use of trade secrets or proprietary information of others. No employees of ETC have given notice to ETC, nor is ETC otherwise aware that any such employee intends to terminate his or her employment with ETC.

2.17 Interested Party Transactions.

  Except as disclosed on Schedule 2.17, ETC is not indebted to any director, officer, employee or agent of ETC (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to ETC.

2.18 Insurance.

  ETC has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of ETC which policies are listed on Schedule 2.18. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and ETC is otherwise in compliance with the terms of such policies and bonds. ETC has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.19 Compliance With Laws.

  ETC has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on ETC.

2.20 Minute Books.

  All minute books of ETC have been made available to Micrel and the minute books contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of ETC through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. There are no material actions taken by ETC or its board of directors or shareholders which are not summarized or described in the minutes of ETC provided to Micrel.

2.21 Complete Copies of Materials.

  ETC has delivered true and complete copies of each document which has been requested by Micrel or its counsel in connection with their legal and accounting review of ETC.

2.22 Brokers' and Finders' Fees.

  ETC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.23 Shareholder Agreements; Irrevocable Proxies.

  All of the persons and/or entities deemed "Affiliates" of ETC within the meaning of Rule 145 and as defined in Rule 501 promulgated under the Securities Act, and certain shareholders of ETC who collectively hold more than fifty percent (50%) of the outstanding ETC Capital Stock have agreed in writing to vote for approval of the Merger pursuant to voting agreements attached hereto as Exhibit B ("Shareholder Voting Agreement"), and pursuant to Irrevocable Proxies attached thereto as Exhibit A ("Irrevocable Proxies").

2.24 Vote Required.

  The affirmative vote of the holders of a majority of the ETC Capital Stock outstanding on the record date set for the ETC Shareholders Meeting is the only vote of the holders of any of ETC's Capital Stock necessary to approve this Agreement and the transactions contemplated thereby and hereby.

2.25 Board Approval.

  The Board of Directors of ETC has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of ETC and is on terms that are fair to such shareholders and
(iii) recommended that the shareholders of ETC approve this Agreement and the Merger.

2.26 Inventory.

  The inventories shown on the Financial Statements or thereafter acquired by ETC, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since ETC Balance Sheet Date, ETC has continued to replenish inventories in a normal and customary manner consistent with past practices. ETC has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of ETC, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since the Balance Sheet Date, due provision was made on the books of ETC in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. Except as disclosed on Schedule 2.26, , ETC has no inventory in the distribution channel and ETC has no commitments to purchase inventory.

2.27 Accounts Receivable.

  Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with generally accepted accounting principles and in a manner consistent with prior periods is sufficient to provide for any losses which may be sustained on realization of the receivables.
Schedule 2.27 sets forth the amount of accounts receivable of ETC as of March 23, 2000.

2.28 Customers and Suppliers.

  Except as disclosed on Schedule 2.28, no customer which individually accounted for more than ten percent (10%) of ETC's gross revenues during the twelve (12) months prior to the Execution Date, and no supplier of ETC has cancelled or otherwise terminated, or made any written threat to ETC to cancel or otherwise terminate its relationship with ETC, or has decreased materially its services or supplies to ETC in the case of any such supplier, or its usage of the services or products of ETC in the case of such customer, and to ETC's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with ETC or to decrease materially its services or supplies to ETC or its usage of the services or products of ETC, as the case may be. ETC has not knowingly breached, so as to provide a benefit to ETC that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of ETC.

2.29 Material Contracts.

  Except for the contracts and agreements described in Schedule 2.29 (collectively, the "Material Contracts"), ETC is not a party to or bound by any material contract, including without limitation:

      (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

      (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $50,000 over the life of the contract;

      (c) any contract that expires or may be renewed at the option of any person other than ETC so as to expire more than one (1) year after the date of this Agreement;

      (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

      (e) any contract for capital expenditures in excess of $50,000 in the aggregate;

      (f) any contract limiting the freedom of ETC to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein, or any confidentiality, secrecy or non-disclosure contract;

      (g) any contract pursuant to which ETC is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

      (h) any contract with any person with whom ETC does not deal at arm's length; or

      (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

2.30 No Breach of Material Contracts.

  All Material Contracts are in written form. ETC has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to ETC or to ETC's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Micrel.

2.31 Material Third Party Consents.

  Schedule 2.31 lists all contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such contracts may remain in full force and effect after the Closing (the "Contracts Requiring Novation or Consent to Change of Control") and sets forth every Contract Requiring Novation or Consent to Change of Control which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Micrel's ability to operate the business in the same manner as the business was operated by ETC prior to the Effective Time.

2.32 Real Property.

      (a) Schedule 2.32(a) contains the legal descriptions and street addresses of all real property or any interest therein owned by ETC (the parcels of real property identified on Schedule 2.32(a) are referred to herein collectively as the "ETC Property"). Except for the ETC Property, ETC has not owned any real property or any interest therein during the prior five

(5) years. With respect to each such parcel of ETC Property: (i) ETC has good and marketable title, free and clear of any covenants, conditions, easements and exceptions other than the Permitted Exceptions (as defined in Section 5.22), and of any lien other than liens for real estate taxes not yet due and payable, and (ii) the legal descriptions for the ETC Property contained in the deeds thereof describe such parcels fully and adequately.

      (b) ETC is not a party to any lease, license or similar agreement for the use or occupancy of real estate.

      (c) With respect to the ETC Property, (i) there are no pending or, to the knowledge of ETC, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof, (ii) no work has been performed or is in progress by ETC or any third parties on any such parcel, (iii) no materials have been furnished to any such parcel or any portion thereof which might give rise to mechanic's, materialman's or other liens against such property or any portion thereof, (iv) all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use; (v) there are no contracts or agreements (whether oral or written) relating to service, management or similar matters which affect any such parcel, (vi) the buildings and improvements located on each such parcel are located within the boundary lines of such parcel and are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and no such parcel or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval, regulation or restrictions by any Governmental Entity, and do not encroach on any easement which may burden the land; (vii) the land does not serve any adjoining property for any purpose inconsistent with the use of the land; (viii) all facilities located on each such parcel have received all approvals of Governmental Entities (including licenses and permits) required in connection with the ownership, operation or use thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations; (ix) there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than ETC) in possession of any such parcel; (x) there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein, (xi) all facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting each such parcel, and (xii) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of ETC, threatened termination of such access.

2.33 Product Releases.

  ETC has provided Micrel a Schedule of Product Releases, which Schedule is attached hereto as Schedule 2.33. ETC has a good faith reasonable belief that it can achieve the release of products on the schedule described in
Schedule 2.33 and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

2.34 Year 2000.

  None of the products and services sold, licensed, rendered, or otherwise provided by ETC in the conduct of its businesses have malfunctioned, ceased to function, generated materially incorrect data or produced materially incorrect results (nor has ETC received any notice or other communication regarding such a malfunction) when processing, providing or receiving (i) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries, or (ii) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries, causing a Material Adverse Effect on ETC.

2.35 Information Statement.

  The information relating to ETC included in the information statement mailed to shareholders of ETC in connection with the transactions contemplated hereby (the "Information Statement") shall not, at the time the Information Statement is mailed to shareholders of ETC and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or information should be discovered by ETC which should be set forth in an amendment to the Information Statement, ETC shall promptly inform Micrel. Notwithstanding the foregoing, ETC makes no representation, warranty or covenant with respect to any information supplied by Micrel which is contained in the Information Statement.

2.36 Accounting and Tax Matters.

  To ETC's knowledge, neither ETC nor any of its Affiliates has taken or agreed to take any action, nor does ETC have knowledge of any fact or circumstance, that would prevent Micrel from accounting for the business combination to be effected by the Merger as a pooling-of-interests or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.37 Export Control Laws.

  ETC has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, ETC represents and warrants that:

      (a) ETC has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

      (b) ETC is in compliance with the terms of all applicable export licenses or other approvals;

      (c) There are no pending or, to ETC's knowledge, threatened claims against ETC with respect to such export licenses or other approvals;

      (d) To ETC's knowledge, there are no actions, conditions or circumstances pertaining to ETC's export transactions that may give rise to any future claims; and

      (e) No consents or approvals for the transfer of export licenses to Micrel are required, or such consents and approvals can be obtained expeditiously without material cost.

2.38 Representations Complete.

  None of the representations or warranties made by ETC herein or in any Schedule hereto, including the ETC Disclosure Schedule, or in any certificate furnished by ETC pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF MICREL AND MERGER SUB

Micrel represents and warrants to ETC as follows:

3.1 Organization, Standing and Power.

  Micrel and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Micrel and Merger Sub each have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and as proposed to be conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Micrel or Merger Sub. Neither Micrel nor Merger Sub is in violation of any of the provisions of its respective Articles of Incorporation or Bylaws or equivalent organizational documents.

3.2 Capital Structure.

  The authorized capital stock of Micrel consists of 100,000,000 shares of Common Stock with no par value, of which 41,600,091 shares were issued and outstanding as of the close of business on March 9, 2000 and 5,000,000 shares of Preferred Stock with no par value, of which no shares are issued and outstanding. The shares of Micrel Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

3.3 Authority.

  Micrel and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Micrel and Merger Sub.
This Agreement has been duly executed and delivered by each of Micrel and Merger Sub and constitutes the valid and binding obligations of Micrel and Merger Sub enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Micrel or Merger Sub, as amended, or
(ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Micrel, Merger Sub or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Micrel or Merger Sub in connection with the execution and delivery of this Agreement by Micrel and Merger Sub or the consummation by Micrel and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (iii) the filing of a registration statement on Form S-3 with the SEC within 45 days after the Closing Date covering the resale of the shares of Micrel Common Stock issued in the Merger, (iv) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Micrel Common Stock issuable upon conversion of the ETC Common Stock in the Merger and upon exercise of the options under the ETC Stock Option Plans assumed by Micrel, (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Micrel Common Stock issuable pursuant to outstanding options under the ETC Stock Option Plans assumed by Micrel, and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Micrel and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.4 SEC Documents; Financial Statements.

  Micrel has made available to ETC each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Micrel since March 31, 1999 (collectively, the "Micrel SEC Documents"). In addition, Micrel has made available to ETC all exhibits to the Micrel SEC Documents filed prior to the date hereof, and will promptly make available to ETC all exhibits to any additional Micrel SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Micrel SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act. The financial statements of Micrel, including the notes thereto, included in the Micrel SEC Documents (the "Micrel Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Micrel Financial Statements fairly present the consolidated financial condition and operating results of Micrel as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

3.5 Litigation.

  Except as set forth in the Micrel SEC Documents, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or to Micrel's knowledge, threatened, against Micrel or any of its properties or officers or directors (in their capacities as such) that could reasonably be expected to have a Material Adverse Effect on Micrel. There is no judgment, decree or order against Micrel or any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Micrel.

3.6 Complete Copies of Materials.

  Micrel has delivered or made available true and complete copies of each document which has been requested by ETC or its counsel in connection with their legal and accounting review of Micrel and Merger Sub.

3.7 Broker's and Finders' Fees.

  Micrel has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.8    Representations Complete.

  None of the representations or warranties made by Micrel herein or in any Schedule hereto, or any certificate furnished by Micrel pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of ETC.

  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, ETC agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Micrel), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. ETC further agrees to pay all debts and Taxes when due subject
(i) to good faith disputes over such debts or Taxes, and (ii) to Micrel's consent to the filing of material Tax Returns (which consent shall not be unreasonably withheld or delayed), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. ETC agrees to promptly notify Micrel of any event or occurrence not in the ordinary course of its business, and of any event which could have a Material Adverse Effect on ETC.

4.2 Restriction on Conduct of Business of ETC.

  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the ETC Disclosure Schedule and as expressly contemplated by this Agreement, ETC shall not do, cause or permit any of the following, without the prior written consent of Micrel:

      (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

      (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

      (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

      (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts; provided however, that ETC shall not enter into any agreement or commitment for the purchase of products or supplies, except purchase orders for wafers in the ordinary course of business, in an amount in excess of $25,000 in any one (1) case or $75,000 in the aggregate;

      (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of ETC Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

      (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice; provided that ETC will promptly disclose any such transfer to Micrel;


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

      (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

      (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except for sales of products in the ordinary course;

      (i) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, except as reasonably necessary for the operation of its business in a manner, and in amounts, consistent with past practices, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

      (j) Leases. Enter into any operating lease in excess of $20,000;

      (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one (1) case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the ETC Financial Statements;

      (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

      (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

      (n) Termination or Waiver. Terminate or waive any right of substantial value;

      (o) Employee Benefit Plans; New Hires; Pay Increases.
Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

      (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

      (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Micrel prior to the filing of such a suit, or (iii) for a breach of this Agreement;

      (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

      (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

      (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

      (u) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (t) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

   For the purposes of this Section 4.2, Robert Barker shall be the contact person at Micrel and shall respond promptly to all requests by ETC for Micrel's written consent hereunder.

4.3 No Solicitation.

  ETC shall not, and shall use best commercial efforts to cause its officers, directors, employees or other agents to not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined in Section 7.1(c)) or (ii) engage in negotiations with, or disclose any nonpublic information relating to ETC, or afford access to the properties, books or records of ETC, to any person that has advised ETC that it may be considering making, or that has made, a Takeover Proposal. ETC shall not, and shall use best commercial efforts not to permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal. ETC will promptly notify Micrel after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to ETC or for access to the properties, books or records of ETC by any person that has advised ETC that it may be considering making, or that has made, a Takeover Proposal and will keep Micrel fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Micrel with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

5.1 Information Statement.

  As promptly as practicable after the execution of this Agreement, ETC shall prepare, with the cooperation of Micrel, the Information Statement in form and substance reasonably satisfactory to Micrel. ETC shall mail the Information Statement to all shareholders of ETC entitled to receive such notice under Iowa Law. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Micrel Common Stock to be received by the holders of ETC Capital Stock in the Merger and a proxy statement for solicitation of shareholder approval of the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, ETC shall promptly inform Micrel of such occurrence, and Micrel shall cooperate in mailing such amendment or supplement to the shareholders of ETC. The Information Statement shall include the recommendation of the Board of Directors of ETC in favor of the Articles of Merger and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of ETC. Anything to the contrary contained herein notwithstanding, ETC shall not include in the Information Statement any information with respect to Micrel or its affiliates or associates, the form and content of which information shall not have been approved by Micrel prior to such inclusion.

5.2 Meeting of Shareholders.

  ETC shall promptly after the date hereof take all action necessary in accordance with Iowa Law and its Articles of Incorporation and Bylaws to convene the ETC Shareholders Meeting or to secure the written consent of its shareholders within thirty (30) days of the date of this Agreement. ETC shall consult with Micrel regarding the date of the ETC Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the ETC Shareholders Meeting without the consent of Micrel. ETC shall use its best efforts to solicit from shareholders of ETC proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger. In connection with the above, ETC shall also solicit the ETC shareholders' approval and ratification of the adoption of each of the ETC Stock Option Plans.

5.3 Access to Information.

      (a) ETC shall afford Micrel and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of ETC's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of ETC as Micrel may reasonably request. ETC agrees to provide to Micrel and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

      (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Micrel and ETC shall confer on a regular and frequent basis with one (1) or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

      (c) No information or knowledge obtained in any investigation after the Execution Date pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger; provided, however that Micrel shall promptly inform ETC of any such information or knowledge obtained in its investigation which could reasonably be likely to have a Material Adverse Effect on ETC.

      (d) ETC shall provide Micrel and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of ETC's Tax Returns and other records and workpapers relating to Taxes, including the following:
(i) the types of Tax Returns being filed by ETC  in each taxing jurisdiction,
(ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by ETC, (v) any deferred intercompany gain with respect to transactions to which ETC has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

5.4 Confidentiality.

  The parties acknowledge that Micrel and ETC have previously executed a non-disclosure agreement dated January 6, 2000 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit C, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.5 Public Disclosure.

  ETC, without Micrel's prior consent, may not issue press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby (which consent shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

5.6 Consents; Cooperation.

      (a) Each of Micrel and ETC shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR. ETC shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

      (b) Each of Micrel and ETC shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Micrel and ETC shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Micrel and ETC decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Micrel and ETC shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

      (c) Notwithstanding anything to the contrary in Section
5.6(a) or (b), (i) Micrel shall not be required to divest any of its or its subsidiaries businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Micrel or of the Surviving Corporation after the Effective Time, and (ii) ETC shall not be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on ETC.

5.7 Shareholder Voting Agreement and Proxies; Shareholder

Representation Agreement.

      (a) Schedule 5.7 sets forth those persons who may be deemed "Affiliates" of ETC within the meaning of Rule 145 and as defined in Rule 501 promulgated under the Securities Act ("Rule 145"). ETC shall provide Micrel such information and documents as Micrel shall reasonably request for purposes of reviewing such list. Micrel shall be entitled to place appropriate legends on the certificates evidencing any Micrel Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Micrel Common Stock.

      (b) ETC shall use its best efforts, on behalf of Micrel, and pursuant to the request of Micrel, to cause all "Affiliates" of ETC and certain shareholders of ETC who collectively hold more than fifty percent (50%) of the outstanding ETC Capital Stock to execute and deliver to Micrel a Shareholder Voting Agreement substantially in the form of Exhibit B and an Irrevocable Proxy substantially in the form of Exhibit A attached thereto concurrently with the execution of this Agreement and in any event prior to the time that the Information Statement is mailed to the shareholders of ETC.

      (c) ETC shall use its commercially reasonable efforts to deliver or cause to be delivered to Micrel at or prior to the Closing from each of the shareholders of ETC, an executed Shareholder Representation Agreement (the "Shareholder Representation Agreement") in the form attached hereto as Exhibit D.

5.8 Legal Requirements.

  Each of Micrel and ETC shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.9 Blue Sky Laws.

  Micrel shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Micrel Common Stock in connection with the Merger. ETC shall use its best efforts to assist Micrel as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Micrel Common Stock in connection with the Merger.

5.10 Employee Benefit Plans.

      (a) Assumption of Options.  At the Effective Time, the
ETC Stock Option Plans, and each outstanding option to purchase shares of ETC Common Stock under the ETC Stock Option Plans, whether vested or unvested, will be assumed by Micrel. Schedule 5.10 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the ETC Stock Option Plans, including the number of shares of ETC Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, ETC shall deliver to Micrel an updated Schedule 5.10 hereto current as of such date. Each such option so assumed by Micrel under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the ETC Stock Option Plans and the applicable stock option agreement immediately prior to the Effective Time, except that
(i) such option will be exercisable for that number of whole shares of Micrel Common Stock equal to the product of the number of shares of ETC Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Micrel Common Stock, and (ii) the per share exercise price for the shares of Micrel Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of ETC Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the ETC Stock Option Plans and the documents governing the outstanding options under such Plans, the Merger will not terminate any of the outstanding options under the ETC Stock Option Plans upon the Micrel's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Micrel qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within thirty (30) business days after the Effective Time, Micrel will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the ETC Stock Option Plans a document in form and substance satisfactory to ETC evidencing the foregoing assumption of such option by Micrel.

      (b) Assignment of Repurchase Options. All outstanding rights of ETC which it may hold immediately prior to the Effective Time to repurchase unvested shares of ETC Common Stock (the "Repurchase Options") shall be assigned to Micrel in the Merger and shall thereafter be exercisable by Micrel upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Exchange Ratio.

5.11 Escrow Agreement.

  On or before the Effective Time, the Escrow Agent, the Shareholders' Agent (as defined in Article VIII hereto), ETC and Micrel will execute the Escrow Agreement contemplated by Article VIII in substantially the form attached hereto as Exhibit E ("Escrow Agreement").

5.12 Form S-8.

  Micrel agrees to use best efforts to file, no later than 45 business days after the Closing (provided that Micrel has received within 10 business days after the Closing all option documentation relating to the outstanding options), (i) a registration statement on Form S-8 under the Securities Act covering the shares of Micrel Common Stock issuable pursuant to outstanding options granted to individuals currently providing services to ETC as employees or consultants and listed on Schedule 5.12(a), and (ii) a registration statement on Form S-3 (which registration statement shall be subject to the provisions of Section 1.11 hereof) under the Securities Act covering the shares of Micrel Common Stock issuable pursuant to outstanding options granted to entitles or to individuals not currently providing services to ETC as employees or consultants under the ETC Stock Option Plans assumed by Micrel or otherwise issued in compensatory transactions to entities or to individuals not currently providing services to ETC as employees or consultants and listed on Schedule 5.12(b). ETC shall cooperate with and assist Micrel in the preparation of such registration statements.

5.13 Listing of Additional Shares.

  Prior to the Effective Time, Micrel shall file with the Nasdaq Market a Notification Form for Listing of Additional Shares with respect to the shares of Micrel Common Stock issuable upon conversion of the ETC Common Stock in the Merger and upon exercise of the options under the ETC Stock Option Plans assumed by Micrel.

5.14 Employees and Non-Compete Agreements.

  Micrel shall make a good-faith offer of employment to all employees of ETC, upon such commercially reasonable terms as may be determined by Micrel, in its sole discretion. Micrel will negotiate in good faith to enter into such employment relationships with each employee. ETC shall assist and cooperate with Micrel in entering into such employment arrangements. Micrel shall make the offers of employment to such employees within the week prior to the Closing; provided that Micrel's offer of employment and any such employees' acceptance thereof shall become effective only at the Effective Time. Micrel shall have no obligation to make an offer of employment to any employee of ETC except as set forth above. Set forth on Schedule 5.14 is a list of employees and shareholders of ETC who will enter into Non-Competition Agreements, substantially in the form of Exhibit F hereto.

5.15 Expenses.

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense. If the Merger is consummated, Micrel shall pay the actual expenses incurred by ETC in connection herewith upon the presentment of an itemized bill for the same (including any fees and expenses of legal counsel, financial advisors and accountants); provided that any such expenses in excess of $50,000 shall remain an obligation of ETC's shareholders. Subsequent to the closing of the Merger, if ETC receives any invoices for amounts in excess of $50,000, it may, with Micrel's written approval, pay such fees directly; provided, however, that such excess payment shall, if not promptly reimbursed by the shareholders of ETC at Micrel's request, constitute "Micrel Damages" recoverable under the Escrow Agreement.

5.16 Treatment as Reorganization.

  Neither ETC nor Micrel shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

5.17 Best Efforts and Further Assurances.

  Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.18 Pooling Accounting.

  Micrel and ETC shall each use reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling-of-interests. Each of Micrel and ETC shall use its reasonable efforts to cause its "Affiliates" (as defined in Section 5.7) not to take any action that would adversely affect the ability of Micrel to account for the business combination to be effected by the Merger as a pooling-of-interests.

5.19 Pooling Letter.

  Micrel shall use all reasonable efforts to cause to be delivered to Micrel a letter of Deloitte & Touche LLP, Micrel's independent accountants, dated the Closing Date to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Micrel and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type. ETC shall provide appropriate representations as reasonably requested by Deloitte & Touche LLP customary in scope and substance for such letters.

5.20 Notices.

  ETC shall give all notices and other information required to be given to the employees of ETC, any collective bargaining unit representing any group of employees of ETC, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

5.21 Real Property and Title Matters.

      (a) Prior to the Closing, ETC shall deliver to Micrel an opinion of Davis, Brown, Kohen, Shors & Roberts, P.C. (the "Title Opinion"), which Title Opinion shall show fee simple title to the ETC Property vested in ETC at or immediately prior to the Closing, subject only to current real estate Taxes not yet due and payable as of the Closing Date and such liens, covenants, conditions, easements and exceptions to title as Micrel may agree to in writing (collectively, the "Permitted Exceptions"). The Title Opinion shall also attach either (a) an Affidavit Explanatory of Title to the effect that only Huxley Development Corporation, Inc. owned Lot 8 of the ETC Property at the time ETC purchased the ETC Property from Newell Enterprises, Inc., or (b) a valid conveyance of title from both Snyder and Associates, Inc. and Tubaugh Enterprises, Inc. for Lot 8.

      (b) If the Title Opinion discloses (i) a title exception other than a Permitted Exception (an "Unpermitted Exception") or (ii) any encroachment, overlap, boundary dispute, or gap or any other matter which renders title to the ETC Property unmarketable or reflects that any utility service to the improvements or access thereto does not lie wholly within the applicable parcel of real property, or within an encumbered easement for the benefit of such parcel of real property, or reflects any other matter adversely affecting the use or improvements of such parcel of real property (a "Defect"), then ETC, prior to the Closing, shall have the Unpermitted Exception removed from such Title Opinion or the Defect corrected or insured over by an appropriate title insurance endorsement, all in a manner satisfactory to Micrel.

5.22 Shareholder Waivers and Terminations.

      (a) ETC shall waive, and shall cause any ETC shareholders or other parties with rights of first refusal, preemptive rights, rights of first offer, co-sale rights, or other similar rights with respect to the ETC Capital Stock, to waive such rights prior to the Closing, including, without limitation, all parties' rights under the (i) Contract of Right of Co-Sale and Right of First Refusal dated December 18, 1992 between ETC and certain shareholders of ETC and (ii) Contract of Right of Co-Sale and Right of First Refusal dated January 29, 1998 between ETC and certain shareholders of ETC. ETC shall also terminate such agreements, effective as of the Effective Time (collectively, the "Co-Sale Agreements"). ETC shall provide to Micrel reasonable evidence of such waivers and termination at the Closing.

      (b) ETC shall waive, and shall cause any ETC shareholders or other parties to that certain Investment Agreement dated December 18, 1992 between ETC and certain shareholders of ETC to waive their rights under such agreement, effective as of the Effective Time. ETC shall also terminate such agreement, effective as of the Effective Time. ETC shall provide to Micrel reasonable evidence of such waivers and termination at the Closing.

5.23 Employee Benefit Plans.  After the date of this Agreement,

the ETC Salary Reduction Simplified Employee Pension Program (the "SEP") shall remain in full force and effect and shall be in full force and effect as of the Closing. ETC agrees to cooperate with Micrel in taking such steps as may be necessary to allow ETC's employees to become eligible to participate in Micrel's 401(k) plan as soon as reasonably possible following the Closing Date. Upon the request of Micrel, and after the ETC employees are eligible to participate in the Micrel plans, ETC shall provide to Micrel
(i) executed resolutions by the Board of Directors of ETC authorizing the termination and (ii) a copy of the notice to each employee covered by the SEP notifying the employee of the SEP termination and discontinuance of contributions, (iii) a copy of the notice to its payroll processor giving instructions to discontinue salary reductions, and such other evidence of the termination of the SEP as Micrel shall reasonably request.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger.

  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

      (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the ETC and Merger Sub shareholders and the adoption of the ETC Stock Option Plans shall have been approved and ratified by the requisite vote of the shareholders of ETC.

      (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

      (c) Governmental Approval. Micrel and ETC shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

      (d) Tax Opinion. Micrel and ETC shall have received written opinions of Micrel's legal counsel and ETC's legal counsel, respectively, in form and substance reasonably satisfactory to them, and dated on or about the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn; provided, however, that if ETC's legal counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to ETC if Micrel's legal counsel renders such opinion to Micrel. The parties to this Agreement agree to make such reasonable representations as requested by the legal counsel of Micrel and/or ETC for the purpose of rendering such opinions.

      (e) Escrow Agreement.  Micrel, ETC, Escrow Agent and the
Shareholder's Agent (as defined in Article VIII hereto) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit E.

6.2 Additional Conditions to Obligations of ETC.

  The obligations of ETC to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by ETC:

      (a) Representations, Warranties and Covenants. Except as disclosed in the Micrel Disclosure Schedule dated the date of this Agreement,
(i) the representations and warranties of Micrel in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and
(ii) Micrel shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

      (b) Certificate of Micrel. ETC shall have been provided with a certificate executed on behalf of Micrel by an authorized officer to the effect set forth in Section 6.2(a).

      (c) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Micrel, taken as a whole.

6.3 Additional Conditions to the Obligations of Micrel.

  The obligations of Micrel to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Micrel:

      (a) Representations, Warranties and Covenants. Except as disclosed in the ETC Disclosure Schedule dated the date of this Agreement
(i) the representations and warranties of ETC in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) ETC shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

      (b) Certificate of ETC. Micrel shall have been provided with a certificate executed on behalf of ETC by its President to the effect set forth in Section 6.3(a).

      (c) Third Party Consents and Waivers and Terminations.
Micrel shall have been furnished with evidence satisfactory to it of (i) the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of ETC set forth, or required to be set forth, on Schedule 2.32 hereto; and (ii) the waiver of rights under and the termination of the Co-Sale Agreements, pursuant to
Section 5.22 hereof.

      (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Micrel's conduct or operation of the business of ETC, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

      (e) Opinions. Micrel shall have received a legal opinion from ETC's legal counsel, in substantially the form of Exhibit G. Micrel shall also have received the Title Opinion.

      (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition, (financial or otherwise) properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of ETC, taken as a whole.

      (g) Shareholder Voting Agreements. Micrel shall have received from each of the Affiliates of ETC and from shareholders of ETC who collectively hold more than fifty percent (50%) of the outstanding ETC Capital Stock, an executed Shareholder Voting Agreement in substantially the form attached hereto as Exhibit B.

      (h) FIRPTA Certificate.  ETC shall, prior to the Closing
Date, provide Micrel with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit H attached hereto, which states that shares of capital stock of ETC do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Micrel's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, ETC shall have provided to Micrel, as agent for ETC, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) and substantially in the form of Exhibit I attached hereto along with written authorization for Micrel to deliver such notice form to the Internal Revenue Service on behalf of ETC upon the Closing of the Merger.

      (i) Resignation of Directors and Officers. The directors and officers of ETC in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of ETC effective as of the Effective Time.

      (j) Employment and Non-Competition Agreements.  Wm.
Andrew Burkland shall have accepted employment with Micrel and the persons set forth on Schedule 5.14 shall have entered into a Non-Competition Agreement substantially in the form attached hereto as Exhibit F.

      (k) Certificates of Good Standing. ETC shall, prior to the Closing Date, provide Micrel a certificate from the Secretary of State of Iowa as to ETC's good standing and payment of all applicable taxes.

      (l) Shareholder Representation Agreement. ETC shall, prior to the Closing Date, provide Micrel with an executed Shareholder Representation Agreement in the form attached hereto as Exhibit D, from each of the shareholders of ETC.

      (m) Letter of Accountants. Micrel shall have received a letter from Deloitte & Touche LLP, Micrel's independent accountants, dated the Closing date, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

      (n) Optionholder Release and Consent.  Each holder of ETC
Options as of the Effective Time and each Shareholder, to the extent that such Shareholder shall also hold as of the Effective Time, or have held at any time prior to the Effective Time, ETC Options, shall have executed a Release and Waiver and Consent to the Assumption of the ETC Stock Option Plans, in the form of Exhibit K attached hereto, releasing Micrel, ETC and the Surviving Corporation from any and all claims relating to the ETC Stock Option Plans and consenting to the assumption of the ETC Stock Option Plans pursuant to this Agreement.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.

      (a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of ETC, this Agreement may be terminated:

         (i) by mutual consent duly authorized by each party's Board of Directors in accordance with this Agreement;

         (ii) by either Micrel or ETC, if the Closing shall not have occurred on or before June 1, 2000 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

         (iii) by Micrel, if (i) ETC shall materially breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) business days of receipt by ETC of written notice of such breach provided that the right to terminate this Agreement by Micrel under this Section 7.1(a)(iii) shall not be available to Micrel where Micrel is at that time in breach of this Agreement,
(ii) the Board of Directors of ETC shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Micrel or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing, (iii) ETC or any of its officers, directors or other agents shall have failed to comply with Section 4.3, or

         (iv) for any reason ETC fails to call and hold the ETC Shareholders Meeting by April 30, 2000;

         (iv) by ETC, if Micrel shall breach any
representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within five (5) days following receipt by Micrel of written notice of such breach, provided that the right to terminate this Agreement by ETC under this Section 7.1(a)(iv) shall not be available to ETC where ETC is at that time in breach of this Agreement;

         (v) by Micrel if a Trigger Event (as defined in Section 7.1(b)) or Takeover Proposal (as defined in Section 7.1(c)) shall have occurred and the Board of Directors of ETC in connection therewith, does not within five (5) business days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby, and (ii) reject such Takeover Proposal or Trigger Event;

         (vi) by Micrel if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (ii) if any required approval of the shareholders of ETC shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; or

         (vii) by ETC if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (ii) if any required approval of the shareholders of ETC shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(a)(vii) shall not be available to ETC where the failure to obtain ETC shareholder approval shall have been caused by the action or failure to act of ETC and such action or failure to act constitutes a breach by ETC of this Agreement).

      (b) As used herein, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing ten percent (10%) or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing ten percent (10%) or more of the voting power of ETC.

      (c) For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving ETC or the acquisition of twenty percent (20%) or more of the outstanding shares of capital stock of ETC, or a significant portion of the assets of, ETC, other than the transactions contemplated by this Agreement.

7.2 Effect of Termination.

  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Micrel or ETC or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.4 (Confidentiality), Section 5.15 (Expenses) and this Section 7.2 and of Article IX shall remain in full force and effect and survive any termination of this Agreement.

7.3 Amendment.

  The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of ETC shall not
(i) alter or change the amount or kind of consideration to be received on conversion of the ETC Capital Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of ETC Capital Stock.

7.4 Extension; Waiver.

  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

8.1 Escrow Fund.

  As soon as practicable after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with US Bank Trust, National Association (or other institution selected by Micrel with the reasonable consent of ETC) as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit E. The Escrow Fund shall be available to compensate Micrel pursuant to the indemnification obligations of the shareholders of ETC.


                                       43
<PAGE


8.2 Indemnification.

      (a) Subject to the limitations set forth in this Article
VIII, the shareholders of ETC will indemnify and hold harmless Micrel and its officers, directors, agents and employees, and each person, if any, who controls or may control Micrel within the meaning of the Securities Act (hereinafter referred to individually as a "Micrel Indemnified Person" and collectively as "Micrel Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions and causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Micrel under existing insurance policies or indemnities from third parties (collectively, "Micrel Damages") arising out of (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by ETC in this Agreement, the ETC Disclosure Schedules or any exhibit or schedule to this Agreement, or (ii) any liability for Taxes for any period ending on or prior to the Effective Time. It is the intent of the parties that all indemnification obligations of the shareholders of ETC set forth in this Agreement shall apply without regard to whether or not (y) the shareholders of ETC are negligent or otherwise at fault in any respect with regard to the existence or occurrence of any of the matters covered by any such indemnification obligation, and (ii) the shareholders of ETC otherwise caused or created, or are claimed to have caused or created, the existence or occurrence of any of the matters covered by any such indemnification obligation, whether through their own acts or omissions or otherwise. The Escrow Fund shall be security for this indemnity obligation of the Shareholders of ETC subject to the limitations in this Agreement. If the Merger is consummated, recovery from the Escrow Fund shall be Micrel's exclusive remedy under this Agreement for any breach or default in connection with any of the representations, warranties, covenants or agreements given or made by ETC in this Agreement, the ETC Disclosure Schedule or any exhibit or schedule to this Agreement or any exhibit thereto, absent fraud or intentional misrepresentation.

      (b) Subject to the limitations set forth in this Article
VIII, Micrel will indemnify and hold harmless the shareholders, officers, directors, employees and agents of ETC (hereinafter referred to individually as an "ETC Indemnified Person" and collectively as "ETC Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries by the ETC shareholders under existing insurance policies or indemnities from third parties (collectively, "ETC Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Micrel in this Agreement, the Micrel Disclosure Schedules or any exhibit or schedule to this Agreement. It is the intent of the parties that all indemnification obligations of Micrel set forth in this Agreement shall apply without regard to whether or not (y) Micrel is negligent or otherwise at fault in any respect with regard to the existence or occurrence of any of the matters covered by any such indemnification obligation, and (ii) Micrel otherwise caused or created, or is claimed to have caused or created, the existence or occurrence of any of the matters covered by any such indemnification obligation, whether through its own acts or omissions or otherwise.

      (c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the liability (i) of ETC or Micrel for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any ETC shareholder in connection with any breach by such shareholder of the Shareholder Voting Agreement or the Shareholder Representation Agreement.

8.3 Payment for Micrel Damages.

  Upon Micrel's delivery of an Officer's Certificate or Certificates (as defined in Section 8.5 below) identifying Micrel Damages to the Escrow Agent, as provided in Section 8.5 below, and the determination that such amount is payable pursuant to this Article VIII, Micrel shall receive shares from the Escrow Fund equal in value to the full amount of Micrel Damages; provided, however, that in no event shall Micrel receive more than the number of shares of Micrel Common Stock originally placed in the Escrow Fund.

8.4 Escrow Period.

  The Escrow Period shall terminate for all matters at the earlier of the one
(1) year anniversary of the Effective Time or the date of issuance of the audited consolidated financial statements of Micrel for the fiscal year ending December 31, 2000 which include the results of ETC; provided, however, that a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Micrel shall deliver to the Escrow Agent a certificate specifying the Effective Time. Any amounts remaining in the Escrow Fund after the Escrow Period that are not in dispute relating to the indemnification obligations of the ETC shareholders arising under the Merger Agreement and this Escrow Agreement shall be promptly distributed to the ETC shareholders, subject to the Shareholders' Agent's right to reimbursement for unpaid Shareholders' Fees pursuant to Section 8.7(c) hereof. As soon as all such disputed claims have been resolved and the Shareholders' Agent has been reimbursed, the Escrow Agent shall deliver to the ETC shareholders all of the Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims and expenses. Each ETC shareholder shall receive that number of Escrow Shares equivalent to such ETC shareholder's percentage interest in the Escrow Fund as set forth in the Escrow Agreement.

8.5 Claims upon Escrow Fund.

      (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Micrel (an "Officer's Certificate") stating that Micrel Damages exist and specifying in reasonable detail the individual items of such Micrel Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.6 and 8.7 below, deliver to Micrel out of the Escrow Fund, as promptly as practicable, Micrel Common Stock or other assets held in the Escrow Fund having a value equal to such Micrel Damages.

      (b) For the purpose of compensating Micrel for its Micrel Damages pursuant to this Agreement, the Micrel Common Stock in the Escrow Fund shall be valued at the Micrel Stock Price.

8.6 Objections to Claims.

  At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (defined in Section 8.8 below) and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Micrel Common Stock or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Micrel Common Stock or other property in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Micrel prior to the expiration of such forty-five (45) day period.

8.7 Resolution of Conflicts; Arbitration.

      (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Micrel made in any Officer's Certificate, Micrel shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Shareholders' Agent to respond in a written statement to the objection of the Shareholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Shareholders' Agent and Micrel shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Micrel should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Micrel Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

      (b) If no such agreement can be reached after good faith negotiation, either Micrel or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen
(15) days after such written notice is sent, Micrel and the Shareholders' Agent shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

      (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in either Santa Clara or San Jose County, California, under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Micrel shall be deemed to be the Non-Prevailing Party unless the arbitrators award Micrel more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the ETC shareholders for whom shares of ETC Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration. If the ETC shareholders are deemed to be the Non-Prevailing Party, pursuant to a separate agreement to be entered into between the Shareholders and the Shareholders' Agent, Shareholders' Agent shall have the right to reimbursement of such expenses and fees (the "Shareholders' Fees") from any remaining Escrow Shares at the end of the Escrow Period. Shareholders' Agent shall present to the Escrow Agent, at the end of the Escrow Period, a certificate setting forth the amount of the Shareholders' Fees, if any, owed by each Shareholder to the Shareholders' Agent, and signed by Micrel (which signature shall not be unreasonably withheld or delayed). Upon the Escrow Agent's receipt of such certificate, the Escrow Agent shall disburse to the Shareholders' Agent Escrow Shares equal to such Shareholders' Fees (using the fair market value of such Escrow Shares as of the last day of the Escrow Period), prior to the distribution of the remainder of the Escrow Shares to the Shareholders pursuant to Section 8.4 hereof.

8.8 Shareholders' Agent.

      (a) Gary J. Roling shall be constituted and appointed, pursuant to the Shareholder Representation Agreement, as agent ("Shareholders' Agent") for and on behalf of the ETC shareholders to give and receive notices and communications, to authorize delivery to Micrel of the Micrel Common Stock or other property from the Escrow Fund in satisfaction of claims by Micrel, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Micrel. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the ETC shareholders.

      (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The ETC shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

      (c) The Shareholders' Agent shall have reasonable access to information about ETC and the reasonable assistance of ETC's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about ETC to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

8.9 Actions of the Shareholders' Agent.

  A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all ETC shareholders for whom shares of Micrel Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such ETC shareholder, and the Escrow Agent and Micrel may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such ETC shareholder. To the extent that either the Escrow Agent or Micrel act in accordance with a decision, act, consent or instruction of the Shareholders' Agent, Escrow Agent and Micrel are hereby relieved from any liability with respect to such act, to any person, including the ETC shareholders.

8.10 Third-Party Claims.

  In the event Micrel becomes aware of a third-party claim which Micrel believes may result in a demand against the Escrow Fund, Micrel shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the ETC shareholders for whom shares of Micrel Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Micrel shall have the right in its sole discretion to settle any such claim; provided, however, that Micrel may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.6 or any other provision of this
Article VIII to the amount of any claim by Micrel against the Escrow Fund for indemnity with respect to such settlement.

8.11 Voting Rights and Cash Distributions With Respect to Escrow Shares.

  The shareholders of ETC shall retain full voting power over all Escrow Shares. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of Micrel capital stock received upon a stock split or stock dividend) shall be promptly distributed by the Escrow Agent to the beneficial holder of the Escrow Shares to which such distribution relates, by check mailed via first class mail, to the Shareholders at their addresses, and in the percentage interests, set forth in the Escrow Agreement. Any shares of Micrel Common Stock received by the Escrow Agent upon a stock split made in respect of any securities in the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The provisions of Article VIII shall be adjusted to appropriately reflect any stock split or reverse stock split.

                                   ARTICLE IX

                               GENERAL PROVISIONS

9.1 Non-Survival at Effective Time.

  The representations and warranties set forth in Articles II and III will survive until the first anniversary of the Closing. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.7 (Shareholder Voting Agreement and Proxies; Shareholder Representation Agreement), 5.10 (Employee Benefit Plans), 5.14 (Employees), 5.17 (Best Efforts and Further Assurances), 7.3 (Amendment), Article VIII and this
Article IX shall survive the Effective Date and the Closing until the first anniversary of the Closing.

9.2 Notices.

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Micrel, to:
            Micrel, Incorporated
            1849 Fortune Drive
            San Jose, CA  95131
            Attention:  Robert Barker
            Facsimile No.:  (408) 944-0970
            Telephone No.:  (408) 435-3447

            with a copy to:
            Morrison & Foerster LLP
            755 Page Mill Road
            Palo Alto, CA  94304-1018
            Attention:  Stephen J. Schrader, Esq.
            Facsimile No.: (650) 494-0792
            Telephone No.: (650) 813-5642

      (b) if to ETC, to:
            Electronic Technology Corporation
            402 Campus Drive
            Huxley, IA 50124-9762
            Attn:  Wm. Andrew Burkland
            Facsimile No.: (515) 597-7001
            Telephone No.: (515) 597-7000
            with a copy to:
            Davis, Brown, Kohen, Shors & Roberts, P.C.
            The Financial Center
            666 Walnut Street, Suite 2500
            Des Moines, IA 50309
            Attn:  Beverly Evans, Esq.
            Facsimile No.:  (515) 243-0654
            Telephone No.:  (515) 288-2500

      (c)   if to Shareholders' Agent, to:
            Gary J. Roling
            4413 Wendy Lee Lane NW
            Cedar Rapids, IA 52405

            with a copy to:
            Davis, Brown, Kohen, Shors & Roberts, P.C.
            The Financial Center
            666 Walnut Street, Suite 2500
            Des Moines, IA 50309
            Attn:  Beverly Evans, Esq.
            Facsimile No.:  (515) 243-0654
            Telephone No.:  (515) 288-2500

9.3 Interpretation.

  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4 Counterparts; Facsimile Delivery.

  This Agreement may be executed in one (1) or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5 Entire Agreement; Nonassignability; Parties in Interest.

  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the ETC Disclosure Schedule and the Micrel Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a), (b) and (d)-(f), 1.7, 1.9-1.11 and 5.10; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

9.6 Severability.

  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies Cumulative.

  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.

9.8 Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of California without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.9 Rules of Construction.

  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page follows]

   IN WITNESS WHEREOF, ETC and Micrel have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                         ELECTRONIC TECHNOLOGY CORPORATION


                                          By: /s/  Wm. Andrew Burkland
                                              -----------------------------
                                                 Wm. Andrew Burkland
                                                      President


                                          MICREL, INCORPORATED


                                          By: /s/  Raymond D. Zinn
                                              -----------------------------
                                                 Raymond D. Zinn
                                                President and CEO


                                          ETC ACQUISITION SUB INC.
                                          By: /s/  Raymond D. Zinn
                                              -----------------------------
                                                 Raymond D. Zinn
                                                 President


                                          SHAREHOLDERS' AGENT
                                          By: /s/  Gary J. Roling
                                              -----------------------------
                                                 Gary J. Roling


[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                  Schedule 5.7
                               List of Affiliates

The following are officers and/or directors and/or shareholders owning at least 10% of ETC outstanding stock:


1. William A. Burkland - Officer, director, & shareholder owning at least 10% of ETC stock.

2. Mike Priebe - Director

3. Gary J. Roling - Officer, director, & shareholder owning at least 10% of ETC stock.

4. Scott P. Yeager - Officer, director & shareholder owing at least 10% of ETC stock.

                                  Schedule 5.10
                       Holders of Outstanding ETC Options


See also ETC Disclosure Schedule Exhibit E, F, and X, which lists the ETC option holders, the number of shares of ETC Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share, and the term of each option. Below is a summary of information contained in these exhibits:


   Employee                Shares   Date Exercisable   Price Per Share
   --------------------   -------   ----------------   ---------------
1. Douglas Anderson         6,600    3/20/98-2/29/08       $0.75
                            6,600    3/20/99-2/29/08
                            6,800    3/20/00-2/29/08
                          -------
      Total                20,000

2. Scott McCalmont          5,280    1/15/00-1/15/09        $0.93
                            5,440    1/15/01-1/15/09
                          -------
      Total                10,720

3. L. Edward Boylston, Jr.    750    5/03/02-5/03/09        $2.50
                              750    5/03/03-5/03/09
                              750    5/03/04-5/03/09
                          -------
      Total                 2,250

4. Bernard Brafman          5,000    8/09/02-8/09/09        $2.50
                            5,000    8/09/03-8/09/09
                            5,000    8/09/04-8/09/09
                          -------
                           15,000

5. Mike Priebe             20,000    Immediately            $2.50
                                     exercisable

                                Schedule 5.12(a)
                                S-8 Participants


1. Douglas P. Anderson
2. Latinus Edward Boylston, Jr.
3. Bernard Brafman
4. Jonathan Scott McCalmont

                                Schedule 5.12(b)
                           Ineligible S-8 Participants



1. Mike Priebe

                                  Schedule 5.14
            List of Persons Entering Into Non-Competition Agreements




Wm. Andrew Burkland

                                                            Exhibit 23.2
                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Micrel, Incorporated on Form S-3 of our reports dated January 24, 2000, appearing in the Annual Report on Form 10-K of Micrel, Incorporated for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


San Jose, California
May 24, 2000

/s/ Deloitte & Touche, LLP




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